UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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The Greenbrier Companies, Inc.

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One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 9, 2013

To Our Shareholders:

The Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) will be held beginning at 2:00 p.m. on Wednesday, January 9, 2013 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1. Electing three directors of the Company;

2. Obtaining an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”);

3. Approving amendments to The Greenbrier Companies, Inc. 2010 Amended and Restated Stock Incentive Plan to increase the number of shares available under the plan and to increase the annual director stock compensation under the plan (a corresponding decrease in the dollar amount of the annual director cash compensation has been approved by the Board of Directors and will become effective if the proposed increase in annual director stock compensation is approved by the shareholders);

4. Ratifying the appointment of KPMG LLP as the Company’s independent auditors for 2013; and

5. Transacting such other business as may properly come before the meeting.

Only holders of record of our Common Stock at the close of business on November 15, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett
Secretary

Lake Oswego, Oregon

November 16, 2012

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 9, 2013: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.

THE GREENBRIER COMPANIES, INC.

One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

PROXY STATEMENT

2013 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) of proxies to be voted at the 2013 Annual Meeting of Shareholders of the Company to be held beginning at 2:00 p.m. on Wednesday, January 9, 2013 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted as the Board of Directors recommends. The persons named in the proxies will have discretion to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $15,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This Proxy Statement is first being mailed to shareholders on or about November 21, 2012.

VOTING

Holders of record of our Common Stock at the close of business on November 15, 2012, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of November 15, 2012, there were 27,142,911 shares of Common Stock outstanding and entitled to vote, and a majority, or 13,571,456 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Shareholders are not entitled to cumulative voting in the election of directors. For shares held through a broker or other nominee that is a New York Stock Exchange (“NYSE”) member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instruction from the shareholder. Director elections, the advisory vote on executive compensation and the proposed amendments to the Company’s 2010 Amended and Restated Stock Incentive Plan are not considered routine matters.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of eleven directors. The directors are divided into three classes, with an approximately equal number of directors in each class. One class is elected each year for a three-year term. The three nominees recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as Class I directors to serve until the Annual Meeting of Shareholders in 2016, or until their respective successors are elected and qualified, are Duane C. McDougall, A. Daniel O’Neal, Jr. and Donald A. Washburn. Current Class I director Wilbur L. Ross, Jr. is not standing for re-election as a director. The

Board has been decreased to ten members effective as of the date of the Annual Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The three nominees for director receiving the highest number of votes will be elected to the Board of Directors.

Unless marked otherwise, proxies received will be voted FOR the election of the three nominees.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominee named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the election of each of Messrs. McDougall, O’Neal and Washburn.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

Name	Age	Positions	Director Since	Expiration of Current Term
Nominees for Election
Class I
Duane C. McDougall(1)(2)(3)	60	Director	2003	2013
A. Daniel O’Neal, Jr.	76	Director	1994	2013
Donald A. Washburn(1)(2)(3)	68	Director	2004	2013

Directors Continuing in Office
Class II
Graeme A. Jack(1)(2)	61	Director	2006	2014
Victoria McManus(2)(3)	57	Director	2009	2014
Wendy L. Teramoto	38	Director	2009	2014
Benjamin R. Whiteley(1)(2)(3)	83	Chairman of the Board of Directors	1994	2014
Class III
William A. Furman	68	President, Chief Executive Officer and Director	1981	2015
C. Bruce Ward	82	Director	1994	2015
Charles J. Swindells(1)(2)(3)	70	Director	2005	2015

Director Emeritus
Victor G. Atiyeh	89	Director Emeritus

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

William A. Furman, President, Chief Executive Officer and Director. Mr. Furman has served as a member of the Board since 1981 and as the Company’s President and Chief Executive Officer since 1994. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a Director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company. As a founder of the Company’s predecessor, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Furman to continue to serve as a director of the Board, subject to shareholder approval at the Annual Meeting.

Graeme A. Jack, Director. Mr. Jack has served as a member of the Board since October 2006. Mr. Jack is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. Mr. Jack is also an independent non-executive director of Hutchison Port Holdings Management Pte. Limited, the trustee manager of Singapore Stock Exchange listed Hutchison Port Holdings Trust. He also serves as an independent trustee for Hutchison Provident Fund and Hutchison Provident and Retirement Plan, two retirement plans established for employees of Hong Kong Stock Exchange listed Hutchison Whampoa Limited. Mr. Jack brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally and in China in particular.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Jack to continue to serve as a director of the Board.

Duane C. McDougall, Director. Mr. McDougall has served as a member of the Board since 2003. Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products, from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also serves as Chairman of the Board of Boise Cascade and as a Director of StanCorp Financial and Cascade Corporation. Mr. McDougall has also served as a Director of West Coast Bancorp, a position from which he resigned effective December 31, 2011, and as a Director of several non-profit organizations. Mr. McDougall brings executive leadership and accounting and financial reporting expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. McDougall to continue to serve as a director of the Board.

Victoria McManus, Director. Ms. McManus has served as a member of the Board since July 2009. From September 2008 to the present, Ms. McManus has worked independently and has made investments in real estate and mid-cap companies. From August 2004 until July 2008, Ms. McManus served as President of Babcock & Brown Rail Management, LLC and President of Babcock & Brown Freight Management LLC. Ms. McManus was a partner with Babcock & Brown LP (“B&B”), an international financial advisory and asset management firm known for its expertise in transportation and infrastructure assets. At B&B, Ms. McManus was a senior member of the U.S. Management team and the head of the North American Rail Group. Prior to joining B&B, Ms. McManus was an executive with The CIT Group for ten years; her last position as President of their Rail Division. Ms. McManus brings railcar leasing and executive leadership expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. McManus to continue to serve as a director of the Board.

A. Daniel O’Neal, Jr., Director. Mr. O’Neal has served as a member of the Board since 1994. He also served as a Director of Gunderson from 1985 to 2005. Mr. O’Neal serves as an advisor to the Company regarding strategic relationships within railroad and supplier industries and with the federal government, a position he held from 1997 until January of 2011 as an employee of the Company and as a consultant to the Company thereafter. Mr. O’Neal served as a Commissioner of the Interstate Commerce Commission from 1973 until 1980 and, from 1977 until 1980, served as its Chairman. Since 1985, he has served in various executive positions with the Company, including as Chairman of Greenbrier Intermodal from 1984 to 1994, Chairman of Autostack from 1989 to 1996 and Chairman of Greenbrier Logistics from 1996 to 1997. Prior to joining the Company in 1985, he was a partner in a business law firm. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He was Chairman of Washington State’s Freight Mobility Board from its inception in 1998 until July 2005. Mr. O’Neal is a member of the Washington State Transportation Commission. In 2007 the Governor of Washington appointed him to the newly formed Puget Sound Partnership Leadership Board. He is on the board of various non-profit organizations. Mr. O’Neal brings transportation industry, governmental relations and regulatory affairs expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. O’Neal to continue to serve as a director of the Board.

Wendy L. Teramoto, Director. Ms. Teramoto has served as a member of the Board since June 2009. Ms. Teramoto is a Managing Director at WL Ross & Co. LLC. Ms. Teramoto is also a director of DSS Holdings GP Limited, a global shipping company. She was previously a director of International Coal Group, Inc. from 2004 to 2011. Prior to joining WL Ross & Co. LLC, Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto brings expertise in analyzing financial issues and experience with manufacturing and other heavy industry companies to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. Teramato to continue to serve as a director of the Board.

Charles J. Swindells, Director. Mr. Swindells has served as a member of the Board since September 2005. Mr. Swindells served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the NYSE. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Mr. Swindells serves as a Director of Swift Energy Company, a NYSE listed oil and natural gas company. Mr. Swindells brings financial and global business expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Swindells to continue to serve as a director of the Board, subject to shareholder approval at the Annual Meeting.

C. Bruce Ward, Director. Mr. Ward has served as a member of the Board since 1994. He has also served as a consultant to the Company since 2005. Mr. Ward served as Chairman of Gunderson LLC, a manufacturing subsidiary, from 1990 to 2005 and was its President and Chief Executive Officer from 1985 to 1989. Mr. Ward is a former director of Stimson Lumber Company, a privately-held forest products company. Mr. Ward brings operational and railcar manufacturing expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Ward to continue to serve as a director of the Board, subject to shareholder approval at the Annual Meeting.

Donald A. Washburn, Director. Mr. Washburn has served as a member of the Board since August 2004. Mr. Washburn is a private investor. Mr. Washburn served as Executive Vice President of Operations of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Mr. Washburn also served as Chairman and President of Northwest Cargo from 1997 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990 for Marriott Corporation, an international hospitality company, most recently as Executive Vice President. He also serves as a trustee of LaSalle Hotel Properties, and a director of Key Technology, Inc. and Amedisys, Inc., as well as privately held companies and non-profit corporations. Mr. Washburn received his BBA, cum laude, from Loyola University of Chicago, an MBA from Northwestern University’s Kellogg School of Management and a J.D., cum laude, from Northwestern University’s School of Law. He has continued his professional education in business and law attending Harvard Business School, Stanford Law School, Kellogg School of Management, Wharton Business School at the University of Pennsylvania and industry seminars, including the Boardroom Summit and Stanford Director’s College. Mr. Washburn brings executive management and operational expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Washburn to continue to serve as a director of the Board.

Benjamin R. Whiteley, Chairman of the Board of Directors. Mr. Whiteley has served as a member of the Board since 1994 and was elected Chairman of the Board of Directors in October 2004. He is the retired

Chairman and Chief Executive Officer of Standard Insurance Company, an Oregon based life insurance company, where he served in a number of capacities over 44 years ending in 2000. Mr. Whiteley has served as a director of several other publicly held companies and has chaired the boards of a number of non-profit organizations. Mr. Whiteley brings executive management and public company director expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Whiteley to continue to serve as a director of the Board.

Victor G. Atiyeh, Emeritus Director. Mr. Atiyeh served as a member of the Board from 1994 until the completion of his term in January 2008. Mr. Atiyeh has agreed to continue his counsel to the Board as an Emeritus Director. Mr. Atiyeh has been President of Victor Atiyeh & Co., international trade consultants, since 1987. He served eight years as Governor of the State of Oregon from January 1979 to January 1987. Prior to being elected Governor, Mr. Atiyeh was President of Atiyeh Brothers, a family retail company.

Board Committees, Meetings and Charters

During the year ended August 31, 2012, the Board of Directors held five meetings. The Company maintains a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Copies of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com. The Code of Business Conduct and Ethics applies to all of the Company’s directors, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer.

Non-management Board members meet without management present at least once annually at a regularly scheduled executive session. The Company’s independent directors generally meet periodically in executive session in conjunction with meetings of the committees of the Board of Directors which are composed entirely of independent directors. The regular executive sessions of the Company’s non-management directors are held on an annual basis, after the end of each fiscal year of the Company, and are scheduled to approximately coincide with (either immediately before or immediately after) the first regularly scheduled meeting of the Board of Directors to be held after the end of each fiscal year of the Company. The Board has designated the Chairman of the Board of Directors of the Company to preside at the regularly scheduled meetings of the non-management directors.

Messrs. McDougall, Swindells, Washburn and Whiteley are members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Ms. McManus is a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Jack is a member of the Audit Committee and the Chairman of the Compensation Committee. Mr. Washburn is the Chairman of the Nominating and Corporate Governance Committee, and Mr. McDougall is the Chairman of the Audit Committee. During the year ended August 31, 2012, the Audit Committee held five meetings, the Nominating and Corporate Governance Committee held four meetings and the Compensation Committee held seven meetings. All directors attended more than 75% of the number of meetings of the Board and its committees on which they served. The reports of the Audit and Compensation Committees for the year are included in this Proxy Statement. Each of the members of these committees is an independent director as defined under the rules of the SEC and the corporate governance standards applicable to companies listed on the NYSE. The Board of Directors has determined that Mr. McDougall and Mr. Jack qualify as “audit committee financial experts” under federal securities laws. In addition, the Board of Directors has determined that Mr. Washburn’s simultaneous service on the audit committees of three other companies will not impair his ability to serve on the Company’s Audit Committee.

Board Leadership and Structure

Mr. Whiteley is the Chairman of the Board and Mr. Furman is our Chief Executive Officer and a director. The Board has not adopted a specific policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company.

At this time, the Board believes the most appropriate Board leadership structure for the Company is to separate the roles of the Chief Executive Officer and Chairman of the Board as a result of the differences between the two roles. The Company’s Chief Executive Officer is responsible for the day to day leadership and performance of the Company, while the Chairman of the Board provides strategic guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

Risk Oversight

Board of Directors

The Company’s management has the primary responsibility for risk management, including developing appropriate processes and procedures to identify, manage and mitigate risks. Risk oversight is the responsibility of the Board of Directors and focuses on the adequacy of the Company’s enterprise risk management and risk mitigation processes designed and implemented by management. The Board administers its risk oversight function principally through its division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of the responsibility of any committee. Types of risks with the potential to adversely affect the Company include financial and accounting risk, operational risk, compensation risk, strategic risk, liquidity risk, investment risk, competitive risk, government regulation risk, market risk, litigation risk, reputation risk, customer risk, business model risk and compliance risk. If necessary, the Board or a committee may delegate specific risk management tasks to management or, in the case of the Board, to an appropriate committee. The Board believes that risk management is an integral part of the Company’s strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting the Company. Matters presented to the Board and board committees generally include information with respect to risks facing the Company and ways that management is addressing those risks. The Board and board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company. The Board and board committees also raise risk issues on their own initiative.

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Audit Committee

The Company’s Audit Committee oversees the Company’s financial and accounting risk, government regulation risk, investment risk and some litigation risk. The Audit Committee considers financial and accounting risk on a quarterly basis and approves or recommends policies and guidelines concerning various financial related exposures. The Audit Committee also reviews risks related to financial reporting, litigation, and information technology and security risks. The Audit Committee periodically reviews the Company’s risk management program from an insurance coverage perspective to ensure that the Company is maintaining an insurance program to minimize exposure to insurable losses. Additionally, the Company’s internal audit function reports to the Audit Committee, and audit results are regularly presented to the Audit Committee. The Audit Committee review identifies internal controls risks and initiates projects for the annual internal audit plan. Material violations of the Company’s Code of Ethics and Business Conduct and related corporate policies are reported to the Audit Committee and thereafter are reported to the full Board.

Compensation Committee

The Compensation Committee is established pursuant to the Company’s Amended and Restated Bylaws, and operates pursuant to a Charter approved by the Board of Directors. A copy of the Charter is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. The Compensation Committee evaluates the risk profile of the Company’s executive and broad-based compensation policies and practices, including the balance between short-term and long-term incentives and the use of multiple measures to evaluate performance and determine compensation levels. The Compensation Committee regularly reviews and, when necessary, recommends changes to the Company’s incentive and performance-based compensation plans. Additionally, the Compensation Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel.

The Compensation Committee is comprised of at least two members of the Board of Directors, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed annually by the Board of Directors. Messrs. Graeme A. Jack, Duane C. McDougall, Charles J. Swindells, Donald A. Washburn, and Benjamin R. Whiteley, and Ms. Victoria McManus were the members of the Compensation Committee during fiscal 2012. Mr. Jack is the Chairman of the Compensation Committee. The Compensation Committee held seven meetings during the fiscal year ended August 31, 2012.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, was formerly an officer or employee, or had a relationship with the Company requiring disclosure as a related party transaction, other than the transaction involving Ms. McManus which is described below under “TRANSACTIONS WITH RELATED PERSONS — Warrant Agreement.” None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during the fiscal year ended August 31, 2012.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee oversees certain risks related to the Company’s strategic risk, some litigation risk, some operational risk and some government regulation and compliance risk. This includes oversight of corporate governance programs, succession planning, human resource matters, long-term strategic plans and environmental, health and safety matters. The Nominating and Corporate Governance Committee approves or recommends policies or guidelines concerning business practices and corporate compliance, and regularly receives and reviews reports from counsel on new developments and best practices in corporate governance. Significant compliance issues, such as allegations of discrimination or other potentially serious legal risks, are regularly reviewed by the Nominating and Corporate Governance Committee.

Independence of Directors

The Board has determined that a majority of its directors qualify as independent directors pursuant to the rules adopted by the SEC and the corporate governance standards applicable to companies listed on the NYSE. Applying the NYSE definition of independence, the Board has determined that the following majority of directors qualify as independent: Messrs. Jack, McDougall, Swindells, Washburn and Whiteley and Ms. McManus. In evaluating independence, the Board took into consideration the fact that Ms. McManus owned in fiscal 2011 a small percentage of the Company’s previously outstanding debt instruments which were originally issued to WLRCo and that she continues to own a percentage of the related warrants.

During 2012, the Nominating and Corporate Governance Committee (the “Nominating Committee”) fulfilled its responsibilities under its charter, including, among other responsibilities, selecting, or recommending that the Board select, director nominees to be presented for election at annual meetings of shareholders; developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and developing and overseeing programs for the evaluation of the Board of Directors, its committees and management. The Board annually reviews applicable standards and definitions of independence for Nominating Committee members and has determined that each member of the Nominating Committee meets such standards.

The Nominating Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Nominating Committee in the same manner as other candidates.

Qualifications for consideration as a nominee for the Board of Directors vary, depending upon the experience and background of incumbent directors as well as particular areas of expertise which the Nominating Committee desires to obtain for the benefit of the Company. The Nominating Committee has identified the following criteria, among others, as appropriate for consideration in identifying Board candidates:

•	Financial acumen and experience

•	Continuing activity in the business community

•	Age and maturity

•	Diversity considerations

•	Background in manufacturing or related industries

Although the Nominating Committee does not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect the Company’s business. In general, the constitution of the Board of Directors is diversified across financial, accounting, legal and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, manufacturing and the railcar industry. Candidates for potential director nominees are considered in the context of current perceived needs of the Board of Directors as a whole. The Nominating Committee regularly assesses whether the mix of skills, experience and background of our Board of Directors as a whole is appropriate for the Company.

Upon completion of the review process, the Nominating Committee makes its recommendation to the full Board of Directors. The Board then selects candidates for nomination for election by shareholders or appointment to fill vacancies.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, though we may decide to do so in the future.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected should submit a written notice of his or her nomination of a candidate to the Nominating Committee of the Company in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals.”

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board of Directors by mail addressed to the Chairman, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed to the Board, to one or more individual members of the Board, to the non-management directors as a group, or to a particular committee of the Board, as appropriate.

Annual Meeting Attendance by Directors

The Company’s policy is to encourage Board members to attend the Company’s annual meetings of shareholders. Nine of the Company’s directors attended the annual meeting of shareholders held on January 6, 2012.

TRANSACTIONS WITH RELATED PERSONS

Wilbur L. Ross, Jr., a current director who is not standing for re-election as a director, is Chairman and CEO of WL Ross & Co. LLC (“WLRCo”) and Wendy L. Teramoto is a Managing Director of WLRCo. WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”) own warrants to purchase Common Stock of the Company. WLR Recovery Associates IV LLC (“Associates”) is the general partner of Recovery Fund. Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of Associates, the general partner of Recovery Fund. Mr. Ross is an executive officer of INVESCO Private Capital, Inc., which is the managing member of INVESCO WLR IV Associates LLC, which in turn is the general partner of Parallel Fund. Parallel Fund and Recovery Fund are shareholders of WLR-Greenbrier Rail Inc. (“WLR Inc.”). Mr. Ross and Wendy Teramoto, members of the Company’s Board of Directors, are executive officers of WLRCo and other of its affiliates, including WLR Inc., WL Ross-Greenbrier Rail I LLC (“Rail I”), and WL Ross-Greenbrier Rail Holdings I LLC (“Holdings”).

Warrant Agreement

On June 10, 2009, the Company entered into a Warrant Agreement, dated as of June 10, 2009, with Recovery Fund, Parallel Fund and the other holders from time to time party thereto (the “Warrant Agreement”) pursuant to which the Company issued warrants (the “Warrants”) to purchase an aggregate of 3,377,903 shares of the Company’s Common Stock. The Warrants were issued in conjunction with the Company’s entry into a Credit Agreement with Recovery Fund and Parallel Fund and an Investor Rights and Restrictions Agreement, described below (the “WL Ross transaction”); the Company pre-paid all outstanding obligations under the Credit Agreement on June 30, 2011, thereby terminating its obligations thereunder. As of June 10, 2009, Recovery Fund and Parallel Fund held, in the aggregate, Warrants to purchase 3,276,566 shares of Common Stock. In connection with Victoria McManus’ 3% participation in the WL Ross transaction, WLRCo and its affiliates transferred the right to purchase 101,337 shares of Common Stock under the warrant agreement to Ms. McManus, a director of the Company.

The initial exercise price of the Warrants was $6.00 per share and is currently $5.96 per share as a result of an automatic adjustment following the Company’s equity offering in December 2010, which is described below. The Warrants expire on June 10, 2014. A Holder may pay the exercise price of the Warrants in cash or by cashless exercise.

The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment for (i) common stock dividends, subdivisions or combinations; (ii) other dividends and distributions in excess of a $0.32 per annum cash dividend; and (iii) reorganizations, reclassifications, consolidations, mergers or sale of the Company. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are also subject to adjustment in the event the Company issues shares of Common Stock or convertible securities, subject to certain exceptions, without consideration or for a consideration per share that is less than 95% of the volume weighted average trading price of the Common Stock on the last trading day preceding the earlier of the date of agreement on pricing of such shares and the public announcement of the proposed issuance of such shares.

If events occurring after the date of the Warrant Agreement would result in an adjustment causing the Warrants to become exercisable in the aggregate for a number of shares of Common Stock that would exceed the number of shares that the Company may issue upon exercise of the Warrants under the rules and regulations of the applicable stock exchange, then from and after such time, upon exercise of any Warrant, the Company may elect to settle the Warrant in cash.

The Company shall not be obligated to issue any shares of Common Stock upon exercise of the Warrants to the extent that the issuance of such shares of Common Stock would result in the WLR Group (or, if the applicable holder is not a member of the WLR Group, such holder or any of its affiliates) becoming an “Acquiring Person” as that term is defined in and calculated in accordance with the Stockholder Rights Agreement (as defined below), unless and until such excess shares are subject to the voting agreement as described under “Investor Rights and Restrictions Agreement” below. WLR Group is defined in the Third Amendment to the Stockholders Rights Agreement.

On December 16, 2010, the Company sold 3,000,000 shares of its common stock, under a shelf registration statement filed in April 2010, in an underwritten at-the-market public offering at a price of $21.06 per share less expenses (the “Equity Offering”). Because the per share consideration was less than 95% of the volume weighted average trading price of the Common Stock on the last trading day preceding the public announcement of the Equity Offering, the exercise price of the warrants was automatically adjusted from $6.00 to $5.96 and the aggregate number of shares that may be purchased under the warrants was adjusted from 3,377,903 to 3,401,095. The Equity Offering was approved by a majority of the disinterested and independent directors of the Company’s Board of Directors on December 6, 2010.

On November 14, 2011, Recovery Fund and Parallel Fund exercised Warrants to purchase 2,144,390 shares of Common Stock. As these Warrants were exercised in a cashless net exercise pursuant to the Warrant Agreement, there were no net proceeds to the Company and an aggregate of 1,482,341 shares of Common Stock were issued. The shares of Common Stock issued upon the exercise were subsequently sold by Recovery Fund and Parallel Fund. Recovery Fund and Parallel Fund continue to own Warrants to purchase 1,154,672 shares of the Company’s Common Stock. On April 18, 2012, Ms. McManus exercised warrants to purchase 20,000 shares of Common Stock in a cashless net exercise. As these Warrants were exercised in a cashless net exercise pursuant to the Warrant Agreement, there were no net proceeds to the Company and an aggregate of 13,973 shares of Common Stock were issued. Ms. McManus continues to own Warrants to purchase 82,033 shares of the Company’s Common Stock. Mr. Ross is not standing for re-election as a director. Ms. Teramoto will continue to serve on the Company’s Board of Directors.

Investor Rights and Restrictions Agreement

On June 10, 2009, the Company entered into the Investor Rights and Restrictions Agreement, dated as of June 10, 2009, among the Company, the Investors, WLRCo, and the other holders from time to time party thereto (the “Investor Agreement”). The Investor Agreement contains provisions entitling members of the WLR Group to registration rights and placing certain obligations and restrictions on members of the WLR Group with respect to voting in the election of directors and on other corporate governance matters.

Railcar Leasing Portfolio Transaction

On April 29, 2010, Rail I, created for the purpose of acquiring railcar assets in North America to be exclusively managed by subsidiaries of the Company, acquired a lease portfolio of nearly 4,000 railcars valued at approximately $256 million. Rail I is owned by affiliates of Wilbur L. Ross, Jr., a director of the Company, and Parallel Fund and Recovery Fund, the holders of warrants to acquire 1,154,672 shares, or approximately 4.1% of our pro forma outstanding common stock following exercise of all outstanding warrants.

In connection with the acquisition of the lease portfolio of nearly 4,000 railcars, on April 29, 2010, Greenbrier Leasing Company LLC (“GLC”) and Greenbrier Management Services, LLC (“GMS”), subsidiaries of the Company, entered into certain agreements with affiliates of Wilbur L. Ross, Jr., Parallel Fund and Recovery Fund: a Contract Placement Agreement, an Advisory Services Agreement, a Syndication Agreement, a Railcar Remarketing and Management Agreement and a Line of Credit Participation Letter Agreement.

Pursuant to the Contract Placement Agreement between WLR Inc. and GLC, GLC paid WLR Inc. a fee of approximately $6 million as an inducement to cause WLR Inc., or WLR Inc. to cause its affiliates, to enter into the Advisory Services Agreement, the Syndication Agreement, the Railcar Remarketing and Management Agreement and the Line of Credit Participation Letter Agreement.

Under the Railcar Remarketing and Management Agreement (the “Management Agreement”) GMS was appointed exclusive manager and remarketer of the portfolio of railcars, and will receive a management fee to be set forth in agreed upon supplements to the Management Agreement. Pursuant to the initial supplement for the nearly 4,000 railcars, GMS will receive a management fee equal to a percentage of gross revenues generated by the railcar leases and gross proceeds from the sale of railcars. Unless terminated earlier in certain circumstances, each supplement terminates on either the date set forth in the supplement or when all railcars under the Supplement are disposed. The term of the initial supplement is 25 years. GLC has provided a performance guaranty for performance of GMS under the Management Agreement. GMS previously provided limited management services for the former owners of approximately 2,500 of such 4,000 railcars.

Under the Syndication Agreement GLC was appointed as the exclusive agent for the purpose of seeking investors to purchase an interest in a portion of WLR Inc.’s interest in, or newly issued equity interests of, WLR Inc.’s subsidiary, Holdings, the parent corporation of Rail I. In return, GLC will receive a fee customary in the industry to be mutually agreed upon by the parties. The term of the Syndication Agreement continues until the earlier of liquidation or dissolution of Holdings, any sale of all of WLR Inc.’s interest in Holdings or any foreclosure by the senior lenders on the assets of Rail I.

Under the Advisory Services Agreement GLC was appointed as an exclusive consultant to WLR Inc. to provide WLR Inc. advice with respect to the railcar industry, including the railcar leasing industry and other matters. GLC shall receive incentive compensation equal to a percentage, which may increase in certain circumstances, of the distributions of Holdings to WLR Inc. related to the performance of the railcar leasing portfolios owned by its subsidiaries. In addition, GLC is entitled to a success fee payable upon closing of an issuance, sale or other transfer of any interests of Holdings or Rail I to a third party equal to a percentage of the amount paid by such third party for the interest, less certain expenses. The term of the agreement continues until the sale, liquidation or dissolution of Holdings and Rail I. WLR Inc. may also engage GLC to assist with refinancing indebtedness of Rail I in which case GLC shall be appointed as the exclusive consultant.

Under the Line of Credit Participation Letter Agreement GLC has the right to participate in up to $2.625 million of funding under the line of credit extended by WLR Inc. to Rail I in the future.

The exact dollar value of the above railcar leasing portfolio transactions cannot readily be determined as it is based on a number of variables that have not yet been achieved or measured.

Certain confidential commercial and financial information regarding the agreements related to the railcar leasing portfolio transactions described above has been omitted and such information and agreements have been granted confidential treatment by the SEC pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On August 18, 2010, GLC and WLR Inc. entered into an amendment (“Amendment”) of the Syndication Agreement. Pursuant to the Amendment, GLC paid Holdings a $130,000 fee to delete certain obligations of GLC that would require registration of GLC or its affiliates as a broker dealer under the federal and state securities laws and agreed to pay Holdings reasonable out-of-pocket fees and expenses incurred in connection with the Amendment. GLC will continue to provide certain specialized services to WLR Inc. under the Syndication Agreement, for which WLR Inc. will be compensating GLC upon the terms set forth in the Syndication Agreement.

In connection with certain services originally contemplated by the Syndication Agreement, Holdings entered into an engagement letter dated August 18, 2010 (the “Engagement Letter”) with GSF Capital Markets, LLC (the “Beneficiary”), and the Beneficiary simultaneously entered into a Registered Representative Agreement with an employee of GLC in connection therewith (the “Registered Representative Agreement” and, together with the Engagement Letter, the “Agreements”). Under the Engagement Letter, the Beneficiary will act as placement agent with respect to the sale of membership interests in Holdings. Pursuant to the Amendment, GLC has agreed to indemnify Holdings to the extent Holdings is required to indemnify the Beneficiary under the Engagement Letter. The Beneficiary has made it a condition of the Agreements that the Company also provide a guarantee of the obligations of Holdings pursuant to the Engagement Letter, and on August 18, 2010, the Company entered into a Guaranty (“Guaranty”) for the benefit of the Beneficiary.

Under the Guaranty, the Company guarantees to the Beneficiary the due and punctual performance of all of the obligations of Holdings arising under or pursuant to the Agreements, including payment and indemnity. The Company is contingently liable under the Guaranty and could become directly liable for payment and performance under the Engagement Letter if Holdings defaults on its obligations thereunder. The exact dollar value of the above transactions cannot readily be determined as it is based on a number of variables that have not yet occurred or cannot yet be measured and depends, in part, upon the amount of funds raised by Holdings from a new investor or investors, as contemplated by the Agreements. The Company is unable to determine at this time the maximum potential amount of future payments that the Company could be required to make under the Guaranty. The Company’s liability, if any, under the Guaranty could exceed the ultimate purchase price of the sale of membership interests in Holdings eventually sold. The Company believes the likelihood of the Company being required to make payments pursuant to the Guaranty is remote. For accounting purposes, the Company will be required to establish a fair value on the Guaranty and the Company currently believes the fair value of the Guaranty is immaterial. The Guaranty is accounted for as an “off balance sheet arrangement.”

The Amendment, the Agreements and the Guaranty described above were ratified by a majority of the disinterested and independent directors of the Company’s Board of Directors on November 10, 2010.

WL Ross-Greenbrier Rail I Railcar Lease Renewal

On October 29, 2007, GLC, of which the Company is the sole member, entered into a Master Railcar Lease (the “Railcar Lease”) with The CIT Group/Equipment Financing, Inc., pursuant to which GLC leased a group of railcars for a three-year term expiring on July 31, 2012, which Railcar Lease was subsequently assigned to BBRX Five on January 1, 2010 and then subsequently assigned to Rail I in April 2010. Rail I is an affiliate of Wilbur L. Ross, Jr. and Wendy Teramoto, members of the Board of Directors of the Company. On August 1, 2012, GLC and Rail I entered into a renewal of the Railcar Lease (the “Railcar Lease Renewal”) for the lease of a portion of the group of railcars for an additional three-year term. The aggregate lease payments over the three-year term are expected to be less than $10 million. The Railcar Lease Renewal was not previously approved or ratified under the Company’s related party transaction policy, but it is anticipated that the Board of Directors will consider ratification of the Railcar Lease Renewal at its next meeting.

Bridge Capital Leasing Purchase Agreement

On August 30, 2012, Greenbrier Leasing Company, LLC (“GLC”), a subsidiary of the Company, entered into a Purchase and Sale Agreement with Bridge Capital Leasing, Inc. (“Bridge Capital”), pursuant to which GLC sold, and Bridge Capital purchased, certain railcars for a purchase price of less than $40 million. Bridge Capital is a subsidiary of BankUnited, Inc. (“BankUnited”) and Wilbur L. Ross, Jr., a member of the Board of Directors of the Company, is a director and a beneficial owner of 14.6% of the common stock of BankUnited.

The Bridge Capital Leasing Purchase Agreement was ratified by a majority of the disinterested and independent directors of the Company’s Board of Directors on October 30, 2012.

Aircraft Usage Policy.    William A. Furman, President, Chief Executive Officer and a director of the Company, is the owner of a private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to the Company’s travel and entertainment policy, and the fees paid to the management company will be no less favorable than would have been available to the Company for similar services provided by unrelated parties. During 2012, the Company placed charters with the company that manages Mr. Furman’s aircraft aggregating $202,000.

Indebtedness of Management.    Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $120,000.

Policy.    We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board of Directors.

Executive Officers of the Company

The following are executive officers of the Company:

William A. Furman, 68, is President, Chief Executive Officer and a director of the Company, positions he has held since 1994. Mr. Furman was Vice President of the Company, or its predecessor company, from 1974 to 1994. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Martin R. Baker, 57, is Senior Vice President, Chief Compliance Officer and General Counsel, a position he has held since May 2008. Prior to joining the Company, Mr. Baker held corporate officer positions with Lattice Semiconductor Corporation since 1997.

Alejandro Centurion, 56, is President of Manufacturing Operations, a position he has held since May of 2007. Mr. Centurion joined the Company in 2005, as the Company’s managing director of Gunderson-Concarril and its chief country representative in Mexico. Later in 2005, he was promoted to Senior Vice President, North American Manufacturing Operations. Prior to joining the Company, he held senior manufacturing positions with Bombardier Transportation for eight years.

James W. Cruckshank, 57, is Senior Vice President and Chief Accounting Officer, a position he has held since April 2008. Prior to joining the Company, Mr. Cruckshank held corporate officer positions with MathStar, Inc. since 2005. In September 2012, Mr. Cruckshank announced that he would resign his position with the Company to pursue other opportunities but would remain with the Company through completion of the fiscal 2012 audit and as long as needed to ensure an orderly transition of his responsibilities.

William G. Glenn, 51, is Senior Vice President Strategic Planning and Chief Commercial Officer, a position he has held since June 2009. Prior to becoming Senior Vice President, Mr. Glenn was Vice President of Corporate Development and Staff, a position he had held since April 2007. Prior to joining the Company, Mr. Glenn worked as a consultant for the Company on corporate development from 2002 through 2007.

Walter Hannan, 55, is Senior Vice President, Human Resources and Chief Human Resources Officer, a position he has held since February 2012. Prior to joining the Company Mr. Hannan was Vice President and Chief Human Resources Officer with Electro-Motive Diesel, Inc. from July 2005 through August 2011 and held corporate officer positions with Silgan Closures (USA) and various predecessor organizations from 1998 to 2004.

Lorie L. Leeson, 45, is Senior Vice President, Corporate Finance and Treasurer, a position she has held since October 2012. Prior to becoming Senior Vice President she was Vice President, Corporate Finance and Treasurer since June 2009. Prior to becoming Treasurer, Ms. Leeson was Vice President Corporate Finance and Assistant Treasurer since November 2007 and Assistant Vice President, Corporate Finance since 2004.

Maren J. Malik, 61, is Vice President of Administration of the Company, a position she has held since June 1991. Prior to 1991 Ms. Malik served in various financial and management positions for the Company’s predecessor company.

Anne T. Manning, 49, is Vice President and Corporate Controller of the Company, a position she has held since November 2007. Ms. Manning has served in various financial management positions for the Company since 1995, most recently as Assistant Corporate Controller.

Mark J. Rittenbaum, 55, is Executive Vice President and Chief Financial Officer, a position he has held since January 2008. Prior to becoming Executive Vice President he was Senior Vice President and Treasurer of the Company since 2001 and Vice President and Treasurer from 1994 to 2001.

James T. Sharp, 58, is President of Greenbrier Leasing Company LLC, a position he has held since February 2004, prior to which he served as Vice President of Marketing and Operations since 1999 and was Vice President of Sales from 1996 to 1999.

Timothy A. Stuckey, 62, is President of Gunderson Rail Services LLC, doing business as Greenbrier Rail Services, a subsidiary engaged in the repair and refurbishment of rail cars. He has served as President since May 1999.

Executive officers are designated by the Board of Directors. There are no family relationships among any of the executive officers of the Company.

Executive Compensation

COMPENSATION DISCUSSION & ANALYSIS

Introduction

The following discussion and analysis focuses on the compensation paid to the individuals who served as our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during fiscal 2012, as well as the three other most highly compensated executive officers (each, an “NEO”) and collectively, the “NEOs”), although much of the discussion also applies to all of our senior executives. For fiscal 2012, our NEOs are:

•	William A. Furman, President and Chief Executive Officer;

•	Mark J. Rittenbaum, Executive Vice President and Chief Financial Officer;

•	Alejandro Centurion, President, Greenbrier Manufacturing Operations

•	Timothy A. Stuckey, President, Greenbrier Rail Services

•	William G. Glenn, Senior Vice President, Strategic Planning and Chief Commercial Officer

In addition, the compensation and benefits provided to our NEOs in fiscal 2012 are set forth in detail in the Summary Compensation Table and other tables that follow this analysis, and in the footnotes and narrative to such tables.

Summary of Executive Compensation Practices in Fiscal 2012

Our approach to executive compensation is designed to align our executives’ compensation, including that of the NEOs, with shareholder interests and corporate and business unit goals while concurrently encouraging executive achievement, retention and engagement. Our executive compensation program is composed of base salary, short-term cash incentive bonuses, long-term equity incentives, employee benefits and limited perquisites, and retirement and other separation of service benefits.

Executive compensation for fiscal 2012 was consistent with the objectives of our compensation philosophy of relating total executive compensation to actual achievement of business performance goals and objectives and increased shareholder value. The Company achieved record levels of revenue and earnings during fiscal 2012. As a result, the Company will make payments under the short-term cash incentive for fiscal 2012 that are substantially higher than payments made for fiscal 2011 when performance was below target, and in contrast to 2010 when no bonuses were paid because performance fell short of expectations. Key highlights of our executive compensation in fiscal 2012 included:

The Compensation Committee established performance goals for fiscal 2012 related to Company adjusted EBITDA and working capital, and pre-tax earnings and working capital goals at the business unit level, for purposes of the Company’s short-term cash incentive program for executive officers, including the Company’s named executive officers. Threshold, target and stretch level goals were established for each performance criteria. During fiscal 2012, the Company achieved adjusted EBITDA of $169.8 million, which exceeded the target level of performance, but did not reach the stretch level goal, resulting in payouts to participants at the 124% level against the adjusted EBITDA goal. Performance against the corporate working capital goals was between the threshold and target levels, resulting in payouts at the 63% level against the corporate working capital goals. At the business unit level, Greenbrier Manufacturing Operations (“GMO”) achieved pre-tax earnings between the target and stretch levels, but its working capital threshold goal was not achieved, resulting in payout at the 190% against the GMO pre-tax earnings goal and no payout against the GMO working capital goal. Greenbrier Rail Services (“GRS”) achieved pre-tax earnings between threshold and target levels, while its working capital performance exceeded the stretch level, resulting in payout at the 72% level against the GRS pre-tax earnings goal and at the 200% level against the GRS working capital goal. The short-term cash incentive program and individual awards earned by our named executive officers based on fiscal 2012 performance are discussed in more detail under the heading “Short-Term Cash Incentive Bonuses,” below.

In April 2010 the Company granted performance-based restricted stock awards to certain of its employees and executive officers, including named executive officers Messrs. Rittenbaum, Centurion, Stuckey and Glenn, vesting of which was contingent upon the Company achieving the performance target of an EBITDA compounded annual growth rate of 18% over the 30-month period beginning March 1, 2010 and ending August 31, 2012 (the “measurement period”). On October 30, 2012 the Compensation Committee reviewed the Company’s performance during the measurement period and determined that the Company had achieved the performance target, and therefore all of 2010 performance-based restricted shares vested as of the determination date, October 30, 2012.

Response to 2012 Say-on-Pay Vote

At our 2012 annual meeting, our first advisory vote on executive compensation passed by a vote of 52% of votes cast. The vote outcome was highly disappointing to the Company, our Board of Directors and our Compensation Committee. In discussions with our shareholders during the period leading up to our annual meeting, we learned that our shareholders disapproved of the tax gross-up provisions in our executive life insurance and supplemental executive retirement programs, and of the modified “single trigger” for payment of benefits contained in the change of control provisions in certain of our executive officers’ employment agreements or change in control agreements, and were concerned that we lacked stock ownership guidelines for our executive officers.

The Compensation Committee carefully considered the feedback received from our shareholders as part of its ongoing evaluation of all elements of the Company’s executive compensation program. In response to this feedback the Compensation Committee took the following actions in 2012:

•	Restructured the Company’s executive life insurance program to eliminate all tax-gross-up payments to participating executives;

•

Eliminated all tax gross-up payments in the Company’s supplemental executive retirement programs by terminating the Company’s Target Benefit Plan, which provided for tax gross-up payments, and replacing it with contributions to the Company’s nonqualified deferred compensation plan;

•

Eliminated the modified “single trigger” change of control provisions, under the terms of amended and restated agreements entered into with each of the Company’s executive officers who has an individual employment agreement or change of control agreement which contained such a provision;

•	Adopted executive officer stock ownership guidelines; and

•	Adopted non-employee director stock ownership guidelines.

The changes described above were adopted during the summer of 2012, therefore the compensation tables following this Compensation Discussion and Analysis include disclosure of tax gross-up payments and final Target Benefit Plan contributions made prior to adoption of these changes. Each of these programs and agreements is discussed in more detail below under the headings “Compensation Program Elements” and “Additional Compensation Matters.”

Concerns were also raised regarding the retirement benefit provided for Mr. Furman under the terms of his employment agreement, which had been viewed as a non-performance based guaranteed bonus. The Compensation Committee carefully considered the concerns raised regarding the supplemental retirement benefit, the history of the benefit and its part in Mr. Furman’s total compensation package and other factors described in greater detail under the heading “Supplemental Retirement Benefit for William A. Furman”, below, and determined that the benefit should not be eliminated.

Compensation Philosophy and Objectives

Our executive compensation philosophy is that executive pay should be linked to performance of the Company and the individual executives, and should be designed to attract, retain and motivate the executives necessary to accomplish the Company’s business strategy. To achieve these ends, the Compensation Committee believes that:

•	Compensation for executives and key employees should be weighted toward incentive compensation and equity grants.

•

Incentive compensation should be linked to both Company and individual performance. Individual performance goals should reinforce cooperation and teamwork in achieving business success. Company performance goals should be responsive to the Company’s cyclical business environment.

•	Incentive compensation should strike a balance between short-term and long-term performance.

•	Compensation levels should be sufficiently competitive to attract, retain and motivate highly qualified executives and employees and should reflect position and responsibility.

•	Equity grants should be targeted to senior management and key employees and should be issued on a recurring basis considering market conditions.

•	Administrative costs should be minimized through simplified program structures.

•	The tax deductibility of compensation should be maximized where possible consistent with the overall goals of the compensation program.

Compensation Decision-Making Process

Compensation Committee and its Role

The Compensation Committee of the Board of Directors determines the compensation of our executive officers, including our NEOs, and oversees our executive compensation and benefits plans and practices.

The Compensation Committee establishes performance objectives for the CEO based on our annual business plan and long-term strategic goals approved by the Board of Directors. The Compensation Committee evaluates the CEO’s performance against these goals annually with input to the evaluation from all independent directors, and determines the CEO’s compensation level based on the CEO’s performance. The Compensation Committee solicits input from the CEO when making compensation decisions for senior executives (other than the CEO). The Compensation Committee also considers market data provided by its independent consultant, and comparisons of our performance to our peers.

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts and other personnel the Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. There are no express provisions in the Charter delegating Compensation Committee authority to any other person.

Management’s Role

The CEO recommends to the Compensation Committee individual performance goals and objectives for the executive officers (other than the CEO), and presents his conclusions and recommendations to the Compensation Committee regarding base salary adjustments, short-term incentive award amounts, and restricted stock award amounts for each executive officer (other than the CEO).

The CEO, Executive Vice President and Chief Financial Officer, Senior Vice President and Chief Human Resources Officer, Senior Vice President and General Counsel, and Vice President of Administration present and make recommendations to the Compensation Committee relating to executive benefits, supplemental retirement and deferred compensation plans, and long-term incentive plan design and changes, if warranted.

Compensation Consultant’s Role

The Compensation Committee engaged Mercer in 2012 to provide information, analysis and advice regarding executive and director compensation. Mercer provided the following services for the Compensation Committee during fiscal 2012: (i) advice on 2012 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2012 executive officer restricted stock grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) market data and recommendations on director compensation; and (v) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

The Compensation Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflict of interest.

Market Analysis

In establishing compensation for our NEOs, the Compensation Committee takes into account compensation levels at similarly situated companies for similar positions, referred to as our “peer group,” as a reference point to assist in determining adjustments to base salaries, short-term cash incentive opportunities, and restricted stock grant awards. The Compensation Committee uses benchmarking as a point of reference for measurement. Benchmarking helps the Compensation Committee assess whether the individual pay components and total compensation of our NEOs are appropriate and competitive when compared to industry standards. The Company’s current peer group includes the fifteen companies listed in the table below, which include three direct peers in the railcar industry;1 four heavy manufacturing companies;2 two after-market railcar products companies;3 three companies that lease high-value equipment;4 and three manufacturing companies that compete for employees in the Company’s local labor markets.5

PEER GROUP COMPANIES

Company	GIC Sub-Industry
American Railcar Industries[1]	Construction & Farm Machinery & Heavy Trucks
Astec Industries[2]	Construction & Farm Machinery & Heavy Trucks
Blount[5]	Industrial Machinery
Columbus McKinnon[2]	Industrial Machinery
Esterline Technologies[5]	Aerospace & Defense
FreightCar America[1]	Construction & Farm Machinery & Heavy Trucks
GATX[4]	Trading Companies & Distributors
H&E Equipment Services[4]	Trading Companies & Distributors
L.B. Foster[2]	Industrial Machinery
Schnitzer Steel Industries[5]	Steel
Trinity Industries[1]	Construction & Farm Machinery & Heavy Trucks
United Rentals[4]	Trading Companies & Distributors
WABCO Holdings Inc.[3]	Construction & Farm Machinery & Heavy Trucks
Wabash National[2]	Construction & Farm Machinery & Heavy Trucks
Wabtec[3]	Construction & Farm Machinery & Heavy Trucks

Compensation Summaries

The Compensation Committee reviews the total annual compensation received by each executive officer, including base salary, cash bonuses, long-term incentives, accumulative realized and unrealized stock option and restricted stock gains, dollar value of perquisites and other personal benefits, and post-employment benefits, including actual current contributions by the Company to fund benefits under the Company’s supplemental executive retirement plan. The Compensation Committee uses compensation summaries which include dollar amounts for each of the NEOs to facilitate this review.

For the year ended August 31, 2012, Mercer compared the compensation of the Company’s NEOs to benchmarks derived from peer group compensation and data from comparative market surveys. Total compensation for Mr. Furman, Mr. Rittenbaum and Mr. Glenn is at the market median, and is between the market median and 75th percentile for Mr. Centurion and Mr. Stuckey.

Compensation Program Elements

Our executive compensation program consists of: (i) base salary; (ii) variable annual cash incentives that reward NEOs for the achievement of short-term performance goals which are designed to enhance long-term shareholder value; (iii) long-term incentives in the form restricted stock awards that align the interests of NEOs with shareholders and serve as retention incentives, (iv) reasonable, competitive benefits and perquisites, and (v) reasonable, competitive retirement and other separation of service benefits. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives.

Base Salary

Our executive officers are paid a fixed base salary based on the responsibilities of their positions, the skills and experience required for the job, business performance, and labor market conditions and by reference to market median salary levels. Our NEOs’ salaries are reviewed periodically and adjusted as warranted by competitive market information and individual performance. In fiscal 2012, base salaries for our NEOs were generally between the 25th percentile and the median when compared to the Company’s peer group. On November 1, 2011 the Compensation Committee approved an increase to Mr. Centurion’s base salary from $325,000 to $375,000 in recognition of his performance. The Compensation Committee also approved an increase to Mr. Glenn’s base salary from $275,000 to $305,000 effective March 1, 2012, in recognition of his performance and competitive market information. The Compensation Committee elected to not raise base salaries for our NEOs other than Mr. Centurion and Mr. Glenn during fiscal 2012. As a result, annual base salaries for fiscal 2012 for our other NEOs remained otherwise unchanged from those effective as of September 1, 2011 and were as follows:

Named Executive Officer	2011 Base Salary	2012 Base Salary
William A. Furman	$750,000	$750,000
Mark J. Rittenbaum	$375,000	$375,000
Alejandro Centurion	$325,000	$375,000
Timothy A. Stuckey	$275,000	$275,000
William G. Glenn	$275,000	$305,000

Short-Term Cash Incentive Bonuses

Under our 2012 executive officer bonus program, the Compensation Committee established performance-based annual bonuses to encourage executive officers, including our NEOs, to focus on achieving Company-wide or business-unit financial performance goals and personal goals. Payment of executive officer bonuses is contingent on the Company achieving a threshold level of Corporate Adjusted EBITDA. The Compensation Committee established Corporate Adjusted EBITDA and Corporate Working Capital performance goals for our NEOs whose responsibilities span the entire Company, namely Mr. Furman, Mr. Rittenbaum and Mr. Glenn. For those NEOs who head specific business units, namely Mr. Centurion (Greenbrier Manufacturing Operations, “GMO”) and Mr. Stuckey (Greenbrier Rail Services, “GRS”), in addition to the Corporate Adjusted EBITDA goal, the Compensation Committee established Unit Pre-Tax Earnings and Unit Working Capital performance goals tied to the specific business unit headed by each such NEO.

Corporate Adjusted EBITDA is defined as EBITDA (before bonuses) as reported in the Company’s quarterly financial disclosures, as adjusted for special and non-recurring items, in the discretion of the Compensation Committee. Working Capital is defined in terms of increased efficiency in usage of working capital measured by the number of days it takes to convert working capital to cash in each of our business segments, taking into account the ramping up of business activities. The Adjusted EBITDA, Working Capital, Unit Pre-Tax Earnings and Unit Working Capital goals were set based upon the Company’s 2012 internal budget and forecast at the time the targets were established.

We do not disclose our internal budget or forecast for results of operations, including budgeted or forecasted EBITDA, Pre-Tax Earnings or Working Capital goals at the corporate or business unit level, as we believe that disclosure of that information, whether with respect to historical periods or future periods, would cause us competitive harm by disclosing to competitors key elements of our internal projections. We set Adjusted EBITDA, Working Capital, Unit Pre-Tax Earnings and Unit Working Capital goals at levels that the Compensation Committee considered challenging but achievable based on conditions at that time, including improved revenue and sales forecasts from fiscal 2011. We set goals that were sufficiently challenging to maximize performance of the Company’s employees, but that were sufficiently achievable to motivate our employees to perform at high levels. The Compensation Committee determined that the expected probability of achieving the target levels for each of the performance goals described above was 60%.

The individual target award opportunities are a percentage of base salary earned during the fiscal year. Actual payouts may be above or below the target award opportunity based on a combination of performance against the financial goals, with Corporate Adjusted EBITDA weighted 75% and Corporate Working Capital weighted 25% for Messrs. Furman, Rittenbaum and Glenn. For Messrs. Stuckey and Centurion Corporate Adjusted EBITDA weighted 30%, Unit Pre-Tax Earnings weighted 45% and Unit Working Capital weighted 25%. Payout amounts are established at threshold, target and stretch levels of performance, and are interpolated for performance between such levels. The potential payment levels for each NEO based on financial performance goals, as a percentage of base salary were as follows:

Named Executive Officer	Performance Level
	Threshold	Target	Stretch
William A. Furman	50%	100%	200%
Mark J. Rittenbaum	30%	60%	120%
Alejandro Centurion	30%	60%	120%
Timothy A. Stuckey	30%	60%	120%
William G. Glenn	30%	60%	120%

In addition, each NEO has the opportunity to earn up to an additional 25% of his target bonus amount based on achievement of personal goals.

To achieve competitive target total cash compensation levels, the Compensation Committee examines the median of the range of short-term cash incentives and target total cash compensation for executives in similar positions with similar responsibilities at comparable companies. Total target cash compensation for the Company’s NEOs, assuming target performance of corporate and unit performance goals and 80% achievement of personal goals, was at or above the market median for each NEO and was between the market median and 75th percentile overall.

The Company achieved Corporate Adjusted EBITDA for 2012 that resulted in the payment of cash incentive bonuses. As noted above, we achieved between the target and stretch levels of Corporate Adjusted EBITDA performance and the between the threshold and target levels of Corporate Working Capital performance. At the business unit level, GMO achieved the between the target and stretch levels of Unit Pre-Tax Earnings but did not achieve the threshold level of Unit Working Capital. GRS achieved between the threshold and target levels of Unit Pre-Tax Earnings and achieved in excess of the stretch level of Unit Working Capital performance.

In order to motivate NEOs to attain specific goals in support of the Company’s strategic plans and priorities, the Compensation Committee established personal goals for each NEO. Mr. Furman’s goals included strategic expansion of production capacity, capital structure planning, and human resources recruitment and development goals. Mr. Rittenbaum’s goals included analysis and recommendations for accounting operation improvements, execution of leasing operations strategic plans, development of management incentive plans, development and implementation of recommendations regarding executive compensation plans and practices, and increased engagement with commercial and operational business units. Mr. Centurion’s goals included GMO safety and quality performance measures, capacity expansion planning, and execution of GMO’s business improvement plan. Mr. Stuckey’s goals included GRS safety goals, gross margin improvements, human resources initiatives, implementation of improvements in parts sourcing, and achievement of specific customer contract requirements. Mr. Glenn’s goals included railcar sales and leasing goals, tank car strategy development, implementation of sales and marketing plans, and succession planning in Europe and other strategic efforts.

Based on achievement of financial and personal performance goals during fiscal 2012, our NEOs were awarded the following cash incentive bonuses:

Named Executive Officer	2012 Cash Incentive Bonus Award
William A. Furman	$1,004,648
Mark J. Rittenbaum	$290,145
Alejandro Centurion	$319,013
Timothy A. Stuckey	$234,320
William G. Glenn	$230,904

Long-Term Incentives — Restricted Stock Awards

The objectives of our long-term incentive program are to link executive compensation and our long-term performance, align key employees with our business strategies and with our shareholders’ interests, and provide opportunity for long-term compensation that is competitive with peer companies and sufficient to attract and retain executive talent to effectively manage our business objectives. Our practice is to grant long-term incentive awards annually at our regularly scheduled Compensation Committee meeting in April of each year, although the Compensation Committee has authority to make grants at other times, such as hiring grants or in other special circumstances. In April 2012, the Compensation Committee granted restricted stock awards to executive officers, including our NEOs. The Compensation Committee did not make any other restricted stock awards to executive officers during fiscal 2012.

Half of the shares granted in each individual restricted stock award are subject to time-based vesting and half of the shares are subject to performance-based vesting. The time-based shares will vest in equal annual installments over a three-year period beginning on the first anniversary following the date of the grant. The performance-based shares will vest, in whole or in part, contingent upon achievement of the Company’s goals relating to Adjusted EBITDA and Return on Equity (“ROE”) during the 30-month measurement period beginning on March 1, 2012 and ending on August 31, 2014. The performance goals are weighted, with vesting of 70% of the performance-based shares being dependent upon performance against the Adjusted EBITDA criteria, and vesting of 30% of the performance-based shares being dependent upon performance against the ROE goal. Vesting of shares related to each performance goal will be considered independently. Threshold, target and stretch performance levels are established for each of the Adjusted EBITDA and ROE goals. If the Company achieves the threshold level of performance on a goal (which is 90% of the target level goal), then 50% of the performance-based shares tied to that goal will vest (i.e., 35% of the performance-based shares, if threshold performance is achieved for the Adjusted EBITDA goal, and 15% of the performance-based shares if threshold performance is achieved for the ROE goal). If the Company achieves the target level of performance on a goal, 100% of the performance-based shares tied to that goal will vest. Stretch goals also have been established at 125% of the adjusted EBITDA and ROE goals. If the Company achieves a stretch goal, then as soon as administratively practicable following the end of the relevant performance period, the Company will grant an additional stock award to each named executive officer in a number of shares equal to 100% of the number of performance-based shares awarded to the named executive officer with respect to such goal, which additional shares will be fully vested when issued. Restricted stock vesting will be interpolated for performance between threshold and target, and any award of additional shares will be interpolated for performance between target and stretch goals.

The value of fiscal 2012 restricted stock awards for Mr. Furman, Mr. Rittenbaum and Mr. Glenn was slightly below the market median, and was between the market median and the 75th percentile for Mr. Centurion and Mr. Stuckey, if the performance-based shares are earned at the target level. Our NEOs were awarded the following number of shares of restricted stock in fiscal 2012:

Named Executive Officer	Fiscal 2012 Restricted Stock Awards
	Time-Vested Shares	Performance-Vested Shares
William A. Furman	40,000	40,000
Mark J. Rittenbaum	11,250	11,250
Alejandro Centurion	10,000	10,000
Timothy A. Stuckey	7,000	7,000
William G. Glenn	9,000	9,000

Executive Retirement and Insurance Benefits

•	Supplemental Retirement Benefits

In 2012, the Compensation Committee terminated the Greenbrier Leasing Company LLC Manager Owned Target Benefit Plan (the “Target Benefit Plan”), in which certain of the Company’s executive officers, including all NEOs other than Mr. Furman and Mr. Glenn participated. The Target Benefit Plan required the Company to make tax gross-up payments to participants to defray the income tax consequences of the Company’s purchase of individual annuities which were owned by participants. The Compensation Committee’s decision to terminate the Target Benefit Plan and eliminate all tax gross-up payments in its executive compensation plans and programs was in partial response to the concerns expressed by the Company’s shareholders, as reflected in the results of the Company’s first advisory vote on Say-on-Pay.

The Company maintains a Nonqualified Deferred Compensation Plan which permits selected participants to elect to defer a portion of their base salary in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and bonus and restricted stock awards, and to direct the investment of amounts credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) plan. The Company’s executive officers, including its NEOs, are eligible to participate in the Nonqualified Deferred Compensation Plan. Mr. Centurion elected to participate in the Nonqualified Deferred Compensation Plan in 2012; the Company’s other NEOs did not participate in the Plan.

In 2012, the Company amended its Nonqualified Deferred Compensation plan to add a “target benefit program” component, under which the Company may make tax-deferred employer contributions on behalf of executive officers who previously participated in the Target Benefit Plan. The Company intends to make discretionary employer contributions on behalf of such executive officers, including its NEOs other than Mr. Furman and Mr. Glenn, under the Nonqualified Deferred Compensation Plan, designed to provide supplemental retirement benefits to such executives in an amount equal to 50% of the executive’s final base salary as of the earlier of retirement or age 65. No level of contributions is required under the target benefit program component of the Nonqualified Deferred Compensation Plan, and no level of supplemental retirement benefits is guaranteed to executives.

A final contribution was made to the Target Benefit Plan in January 2012, in respect of the plan year ended December 31, 2011. No further contributions will be made to the Target Benefit Plan in the future.

•	Executive Life Insurance

The Company provides an executive life insurance program to certain executive officers, including its NEOs other than Mr. Furman. In 2012, the Company restructured its executive life insurance program to eliminate tax gross-up payments to executive officers. Under the restructured program, the Company will own life insurance policies insuring the executives’ lives, and will endorse the right to the death benefit to the executive. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. The death benefit coverage provided to executives under the restructured program and the expected policy value at age 62 or 65, as applicable, are unchanged from the prior program. Each NEO other than Mr. Furman participates in the executive life insurance program. Mr. Rittenbaum, Mr. Centurion and Mr. Stuckey each have a death benefit amount of $1 million and a target aggregate after-tax cash surrender value at age 62 of $200,000, and Mr. Glenn has a death benefit amount of $750,000 and a target aggregate after-tax cash surrender value at age 62 of $125,000.

•	Supplemental Retirement Benefit for William A. Furman

Mr. Furman has not received supplemental retirement benefits under the Company’s Target Benefit Plan and will not receive such benefits under the target benefit program component of the Company’s amended Nonqualified Deferred Compensation Plan. Mr. Furman also does not participate in the Company’s executive life insurance program. Mr. Furman’s sole supplemental retirement income benefit is made under the terms of his employment agreement with the Company, which provides for a supplemental retirement benefit payment of $407,000 per year, payable until Mr. Furman attains age 70 (Mr. Furman’s current age is 68, thus only two more benefit payments will be made). The entire $407,000 payment is taxable income to Mr. Furman. As part of his personal financial and retirement planning, Mr. Furman has elected to use the retirement income benefit to purchase a life insurance policy held by a life insurance trust, and has instructed the Company to remit $185,000 of the payment to the trustee of a life insurance trust, to be used to pay the premiums on a life insurance policy insuring his life, and to remit the remainder, $222,000 to the appropriate state and federal tax authorities to defray the income taxes resulting from the retirement income benefit payment. Mr. Furman make revoke such instructions at any time, at his discretion. In its review of the Company’s executive compensation policies and practices during 2012 the Compensation Committee considered eliminating this supplemental retirement benefit for Mr. Furman. The Committee reviewed Mr. Furman’s total compensation package and determined that his total compensation is reasonable and below the CEO peer median and is appropriately weighted toward at-risk rather than fixed pay. The Compensation Committee determined that elimination of the supplemental retirement benefit is unwarranted, based on these factors and in view of the facts that Mr. Furman does not receive any other form of supplemental retirement income or executive life insurance benefit from the Company, the benefit was negotiated in lieu of any other supplemental retirement income or executive life insurance benefits, and has been an important component of his financial and retirement planning for many years, the benefit is time-limited, and the benefit is unique and will not be replicated for other executives.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain, and motivate employees for key positions. The Company is selective in its use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Company does not provide tax gross-ups for perquisites or personal benefits. The Compensation Committee periodically reviews the levels of perquisites provided to executive officers. The primary perquisites are use of Company-owned automobiles or automobile allowances, and payment of club membership dues. The Company may assist selected transferred or newly hired executives in selling their homes, in order to facilitate a successful relocation of the executive, pursuant to its Executive Home Sale Assistance Program.

Additional Compensation Matters

Executive Stock Ownership Guidelines

During 2012, the Compensation Committee approved Executive Officer Stock Ownership Guidelines, pursuant to which each executive officer of the Company is expected to acquire and retain holdings of Company stock with a value equal to a multiple of the executive’s base salary, which multiples vary depending upon the executive officer’s position with the Company, and, for the Company’s named executive officers, range from two- to five-times base salary. Executive officers are expected to achieve compliance with the guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later, and to retain at least 50% of the number of shares acquired through compensatory stock awards, net of the number of shares applied to the payment of taxes, until the guidelines are met.

The guideline applicable to each of the Company’s NEOs is as follows:

Named Executive Officer	Salary Multiple
William A. Furman	5X
Mark J. Rittenbaum	2.5X
Timothy A. Stuckey	2X
Alejandro Centurion	2X
William G. Glenn	2X

Non-Employee Director Stock Ownership Guidelines

During fiscal 2012, the Board of Directors adopted Non-Employee Director Stock Ownership Guidelines, pursuant to which each member of the Company’s Board of Directors who is not an employee is expected to acquire and retain holdings of Company stock with a value equal to three times the director annual cash retainer. Directors are expected to achieve compliance with the guidelines within five years of the date of adoption of the guidelines or the date of becoming a director, whichever is later, and to retain at least 75% of the number of shares awarded as director compensation, net of the number of shares applied to the payment of taxes, until the guidelines are met.

Adjustment or Recovery of Awards

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires companies to adopt a policy that will recapture excess incentive compensation that was paid to certain executives based on erroneous financial statements (“claw-back”). The Dodd-Frank Act mandates the SEC to issue rules implementing the claw-back requirements. The Company intends to adopt a formal claw-back policy when the SEC promulgates the final rules. The Company believes it is prudent and efficient to ensure that it adopts a policy in proper form that is fully compliant with the law and final rules, rather than implementing a policy that may require amendment when the final rules are promulgated. In the meantime, the Company has included a provision in the amended and restated employment agreements entered into with each executive officer that has such an agreement, acknowledging that compensation payable under such agreements is subject to any claw-back policy adopted by the Company.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 per person the amount that we may deduct for compensation paid in any year to any of the NEOs other than the Company’s Chief Financial Officer. Some of our compensation programs currently do not qualify as performance-based compensation under Section 162(m) because the performance criteria have not been submitted to or approved by the Company’s shareholders. As a result, a portion of the compensation paid to Mr. Furman, Mr. Centurion, Mr. Glenn and Mr. Stuckey for fiscal 2012 will not be deductible by us.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2012.

October 30, 2012

Graeme A. Jack, Chairman

Duane C. McDougall

Victoria McManus

Charles J. Swindells

Donald A. Washburn

Benjamin R. Whiteley

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended August 31, 2012. The named executive officers are William A. Furman, Mark J. Rittenbaum, Alejandro Centurion, Timothy A. Stuckey and William G. Glenn. Mr. Glenn was not a named executive officer in 2011. The Company did not grant any stock options to the named executive officers in 2012. The Company does not maintain any defined benefit or actuarial pension plan, and its new nonqualified deferred compensation plan does not pay or provide for preferential or above-market earnings. Accordingly, a column for such elements of compensation is not included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(3) ($)	Total ($)
William A. Furman	2012	750,000	(4)	-0-	1,624,800	1,004,648	433,972	3,813,420
President and Chief Executive Officer	2011	452,813		279,000	1,352,400	N/A	442,630	2,526,843
	2010	375,000		N/A	-0-	-0-	443,850	818,850
Mark J. Rittenbaum	2012	375,000		-0-	456,975	290,145	93,110	1,215,230
Executive Vice President and Chief Financial Officer	2011	280,704		97,470	383,200	N/A	41,581	802,955
	2010	249,375		-0-	155,870	N/A	41,425	446,670
Alejandro Centurion	2012	366,667		-0-	406,200	319,013	140,881	1,232,761
President, Greenbrier Manufacturing Operations	2011	306,094		109,200	287,400	N/A	65,724	768,418
	2010	249,375		-0-	125,895	N/A	62,082	437,352
Timothy A. Stuckey	2012	275,000		-0-	284,340	234,320	147,016	940,676
President, Greenbrier Rail Services	2011	245,136		59,280	239,500	N/A	76,535	620,451
	2010	227,500		-0-	125,895	N/A	79,264	432,659
William G. Glenn	2012	290,000		-0-	365,580	230,904	68,157	954,641
Senior Vice President, Strategic Planning and Chief Commercial Officer	2010	216,000		-0-	125,895	N/A	33,340	375,235

(1)

Represents short-term cash incentive bonuses earned by each named executive officer under the fiscal 2012 executive officer bonus program. See “Compensation Discussion and Analysis — Short-Term Incentives — Cash Bonuses.” The Company did not pay any bonuses during fiscal 2009 or 2010. Because the Company’s short-term incentive program for fiscal 2011 included substantial discretionary features, short-term cash incentives are reported in the bonus column of the Summary Compensation Table for that year.

(2)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of stock awards, we assume that no shares will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value ($20.31 per share on the April 2, 2012 date of grant), and may not correspond to the actual value that will be recognized by the named executive officers. One-half of each restricted stock grant is time-vested and will vest in annual installments on the first, second and third anniversaries of the grant date, based on continued employment with the Company. One-half of each restricted stock grant is performance-vested. For the performance-vested shares, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued. If the Company achieves its stretch performance goals as of the end of the performance period, each NEO will receive an additional grant of fully vested shares equal to the number of performance-vested shares awarded during fiscal year 2012. Such additional shares, if issued, will be valued as of the date of issuance. If, for purposes of this footnote, the maximum number of shares issuable under the performance-vested share awards, including such additional shares (valued as of the date of the original award because the share value as of the date of issuance after the end of the performance period received is not known at this time), had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2012 would have been $2,437,200 for Mr. Furman, $685,463 for Mr. Rittenbaum, $609,300 for Mr. Centurion, $426,510 for Mr. Stuckey and $548,370 for Mr. Glenn.

(3)

See “All Other Compensation Table for Fiscal 2012” below for detail on amounts included in this column, which include perquisites, the Company’s final contributions to and tax reimbursement payments under the since-terminated Target Benefit Plan, Company match on executive contributions to the 401(k) plan, executive life insurance program benefits and various other compensation amounts.

(4)

The increase in Mr. Furman’s base salary from 2010 to 2012 is a result of the fact that he voluntarily took a 50% reduction in salary in 2009 during the downturn in the economy, which was partially restored in 2011 and fully restored in 2012, when the Company’s performance significantly recovered.

All Other Compensation Table for Fiscal 2012

Name	Perquisites and Personal Benefits ($)		Target Benefit Plan Contributions ($)(1)	401(k) Matching Contributions(2) ($)	Executive Life Insurance ($)(3)	Tax Reimbursement Payments ($)(4)	Other ($)		Total ($)
William A. Furman	26,972	(5)	-0-	-0-	-0-	-0-	407,000	(6)	433,972
Mark J. Rittenbaum	2,345	(5)	32,702	8,879	11,000	38,184	-0-		93,110
Alejandro Centurion	19,790	(5)	43,921	6,875	17,000	53,295	-0-		140,881
Timothy A. Stuckey	10,791	(5)	43,010	8,293	25,100	59,822	-0-		147,016
William G. Glenn	43,225	(5)	N/A	9,708	8,000	7,224	-0-		68,157

(1)

These amounts represent the Company’s final contributions under the Target Benefit Plan made in January 2012 on behalf of the named executive officers, with respect to the plan year ended December 31, 2011. The Target Benefit Plan was terminated during fiscal 2012 and no further contributions will be made on behalf of the named executive officers under that plan.

(2)	These amounts represent the Company’s matching contribution to each named executive officers’ 401(k) plan account.

(3)	These amounts represent the taxable income related to payment of premiums for individual life insurance for the benefit of the executives.

(4)

These amounts represent cash payments made in May 2012 on behalf of named executive officers to cover the estimated tax liability resulting from the taxable income attributable to the named executive officers under the Executive Life Insurance program, and (other than for Mr. Glenn, who did not participate in the Target Benefit Plan) the final tax gross-up payments made under the Target Benefit Plan, which was terminated in 2012. A revised executive life insurance program was approved in August 2012 pursuant to which tax gross-up payments have been eliminated.

(5)

Includes payments made on behalf of: Mr. Furman of $5,101 for use of a Company car, $15,700 for financial, investment and tax advisors and $6,171 for club dues; Mr. Rittenbaum of $2,345 for use of a Company car; Mr. Centurion of $13,200 for car allowance, $3,950 for tax advisors and $2,640 for club dues; Mr. Stuckey of $3,578 for use of a Company car and $7,213 for club dues; and Mr. Glenn of $13,200 for car allowance, and $30,025 for club initiation fees and dues.

(6)

Consists of supplemental retirement benefit of $407,000 provided for under Mr. Furman’s employment agreement. See “Compensation Discussion and Analysis — Supplemental Retirement Benefit for William A. Furman.”

Grants of Plan-Based Awards in Fiscal 2012

Name	Grant Date	Possible Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William A. Furman	4-2-12	375,000	750,000	1,687,500	20,000	40,000	80,000	40,000	1,624,800
Mark J. Rittenbaum	4-2-12	112,500	225,000	506,250	5,625	11,250	22,500	11,250	456,975
Alejandro Centurion	4-2-12	110,000	220,000	495,000	5,000	10,000	20,000	10,000	406,200
Timothy A. Stuckey	4-2-12	82,500	165,000	371,250	3,500	7,000	14,000	7,000	284,340
William G. Glenn	4-2-12	87,000	174,000	391,500	4,500	9,000	18,000	9,000	365,580

(1)

All amounts reported in these columns represent potential payout amounts under the fiscal 2012 executive officer bonus program, if performance had been achieved at the threshold, target or stretch goal levels. Target amounts are set as a percentage of base salary; threshold amounts are equal to 50% of target amounts; and maximum amounts are equal to 200% of target amounts, plus an amount equal to 25% of the target amounts which can be earned based on personal goals. Actual short-term incentive awards earned during fiscal 2012 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)

All amounts reported in these columns represent the portion of restricted stock awards that are performance-vested. See “Compensation Discussion and Analysis — Long-Term Incentive-Restricted Stock Awards.”

(3)

Represents time-vested restricted stock grants, which vest ratably over three years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)

Represents the aggregate grant date fair value of restricted stock grants computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested shares is based on the target number of shares issuable under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date.

Material Terms of Employment Agreements and Other Arrangements

The Company has employment agreements with each of the named executive officers except Mr. Glenn. Effective August 28, 2012, all executive officers with employment agreements, including Messrs. Furman, Rittenbaum, Centurion and Stuckey voluntarily entered into amended and restated employment agreements that eliminated all modified single-trigger change of control provisions (also referred to as “walk-away rights”), and eliminated tax gross-up payments under the executive life insurance provisions. Mr. Glenn does not have an employment agreement with the Company, but is party to a change of control agreement with the Company. Effective August 28, 2012 Mr. Glenn voluntarily entered into an amended and restated change of control agreement that eliminated the modified single-trigger “walk-away right” under his change of control agreement.

The Company entered into a revised form of employment agreement with each of its executive officers who have employment agreements, which substantially standardized the terms of the Company’s employment agreements with its executive officers other than Mr. Furman. The material terms of the amended and restated employment agreements (i) revise the definitions of termination for “cause” and “good reason” to minimize subjective determinations, (ii) provide for continued participation in the Company’s supplemental retirement program for two years in the event of termination of employment within two years following a change of control, (iii) change the pro-rated bonus component of severance pay to the greater of the executive’s target annual bonus or the average of the executive’s two most recent annual bonuses, (iv) include a one-year post-termination non-competition covenant, and (v) require the executive officer to execute a full release of claims, as a condition to the receipt of any severance benefits.

The employment agreements with the named executive officers provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause and provide for payments and benefits in the event that the executive is terminated following a change in control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

Restricted Stock Grants

During fiscal 2012 the Company granted restricted stock awards of 80,000 shares to Mr. Furman, 22,500 shares to Mr. Rittenbaum, 20,000 shares to Mr. Centurion, 14,000 shares to Mr. Stuckey and 18,000 shares to Mr. Glenn. Half of the shares granted in each individual restricted stock award are subject to time-based vesting and half of the shares are subject to performance-based vesting, as described more fully in the Compensation Discussion and Analysis, under the heading “Long-Term Incentives — Restricted Stock Awards.” Vesting of unvested shares will accelerate in the event of termination of the named executive officer’s employment under certain circumstances, as described below.

Restricted Stock Subject to Time Vesting Provisions.    All unvested shares of restricted stock subject to time vesting provisions (“time-based shares”) held by Messrs. Furman, Rittenbaum, Centurion, Stuckey and Glenn will automatically vest upon death, disability or retirement. In addition, all time-based shares held by Messrs. Furman, Centurion, Rittenbaum and Stuckey will immediately vest upon the Company’s termination of the executive other than for “cause” (as defined in the executives’ respective employment agreements). In the event of a termination of employment during the two-year period following a “change of control” of the Company (as defined in the executives’ respective employment agreements and, in the case of Mr. Glenn, change of control agreement), all time-based shares held by Messrs. Furman, Rittenbaum, Centurion, Stuckey and Glenn will vest, if the termination is by the Company other than for “cause” or by the executive for “good reason” (as such terms are defined in the executives’ respective employment agreements).

Restricted Stock Subject to Performance Vesting Provisions.    All unvested shares of restricted stock subject to performance vesting provisions (“performance-based shares”) held by Messrs. Furman, Centurion, Rittenbaum, Stuckey and Glenn will automatically vest upon death or disability. Under the terms of grant agreements for restricted stock awards made beginning in July 2011 and thereafter, in the event that Mr. Furman, Mr. Centurion, Mr. Rittenbaum, Mr. Stuckey or Mr. Glenn retires prior to the end of the applicable performance period, a pro rata portion of performance-based shares held by such executive will vest at the target level, based upon the Company’s achievement of the time-adjusted performance goal as of the date of his retirement. Performance-based restricted stock awards made prior to July 2011 do not provide for any early pro rata vesting in the event of retirement prior to the end of the performance period.

During fiscal 2012, the Compensation Committee approved revisions to the provisions governing vesting of performance-based shares in the event of a change of control, in the Company’s standard form of Restricted Share Agreement. Under the terms of the Restricted Share Agreements that govern awards made to Messrs. Furman, Centurion, Rittenbaum, Stuckey and Glenn in fiscal 2011, the performance-based shares will immediately vest in the event of a change of control that occurs prior to August 31, 2013, regardless of whether the performance criteria have been met. Under the terms of the revised Restricted Share Agreements that govern awards made to Messrs. Furman, Centurion, Rittenbaum, Stuckey and Glenn in fiscal 2012, the performance-based shares will automatically convert into time-based shares in the event of a change of control, and will vest in equal monthly installments over the 30-month period beginning March 1, 2012 and ending August 31, 2014. In the event that the executive’s employment is terminated without cause or for good reason within two years following the change of control, vesting of the converted time-based shares would accelerate, pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable.

Outstanding Equity Awards at August 31, 2012

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
William A. Furman	10,000	(1)	144,500	15,000	(2)	108,375
	10,000	(3)	144,500	15,000	(5)	108,375
	40,000	(8)	578,000	40,000	(9)	289,000

Mark J. Rittenbaum	5,333	(1)	77,062	8,000	(2)	57,800
	2,000	(4)	28,900	11,250	(9)	81,281
	2,166	(6)	31,299
	11,250	(8)	162,563

Alejandro Centurion	4,000	(1)	57,800	6,000	(2)	43,350
	1,750	(6)	25,288	10,000	(9)	72,250
	800	(7)	11,560
	10,000	(8)	144,500

Timothy A. Stuckey	3,333	(1)	48,162	5,000	(2)	36,125
	1,750	(6)	25,288	7,000	(9)	50,575
	800	(7)	11,560
	7,000	(8)	101,150

William G. Glenn	3,333	(1)	48,162	5,000	(2)	36,125
	1,750	(6)	25,288	9,000	(9)	65,025
	800	(7)	11,560
	9,000	(8)	130,050

(1)

Restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Stuckey and Glenn granted on May 25, 2011 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(2)

Restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Stuckey and Glenn granted on May 25, 2011 and subject to vesting contingent on the achievement of performance targets as of August 31, 2013. The number of shares and payout value for these awards are calculated based on achieving threshold performance goals, which would result in 50% of the subject shares vesting.

(3)	Restricted stock award for Mr. Furman granted on July 6, 2011 and vests over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(4)	Restricted stock award for Mr. Rittenbaum was granted on January 8, 2008 and vests over a period of five years in annual increments of 20 percent of each award beginning one year from grant date.

(5)

Restricted stock award for Mr. Furman granted on July 6, 2011 and subject to vesting contingent on the achievement of performance targets as of August 31, 2013. The number of shares and payout value for this award are calculated based on achieving threshold performance goals, which would result in 50% of the subject shares vesting.

(6)

Restricted stock awards for each of Messrs. Rittenbaum, Centurion, Stuckey and Glenn were granted on April 5, 2010 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(7)

Restricted stock awards for each of Messrs. Centurion, Stuckey and Glenn were granted on April 7, 2008 and vest over a period of five years in annual increments of 20 percent of each award beginning one year from grant date.

(8)

Restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Stuckey and Glenn granted on April 2, 2012 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(9)

Restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Stuckey and Glenn granted on April 2, 2012 and subject to vesting contingent on the achievement of performance targets as of August 31, 2014. The number of shares and payout value for these awards are calculated based on achieving threshold performance goals, which would result in 50% of the subject shares vesting.

Stock Vested During Fiscal 2012

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting of Shares During the Year Ended August 31, 2012 ($)
William A. Furman	110,000	1,907,150
Mark J. Rittenbaum	65,334	1,159,919
Alejandro Centurion	35,800	628,768
Timothy A. Stuckey	35,967	633,858
William G. Glenn	41,467	729,283

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Alejandro Centurion	6,510	-0-	348	-0-	17,076

Equity Compensation Plan Information

The following table provides certain information as of August 31, 2012 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	None	N/A	259,650	(1)
Equity compensation plans not approved by security holders	None	N/A	None

(1)

Shares available under the 2010 Amended and Restated Stock Incentive Plan. If the proposed increase to the shares reserved being submitted to the shareholders for approval in this Proxy is approved, the number of shares available for future issuance will be 1,759,650.

Potential Post-Termination Payments

Benefits Triggered upon Termination Following a Change of Control

Amended and restated employment agreements entered into with all of the Named Executive Officers except Mr. Glenn effective August 28, 2012 provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change in control” of the Company. Mr. Glenn has a change of control agreement that provides for substantially the same benefits upon his termination of employment under these scenarios.

In the above-described agreements, the definition of “change of control” generally is defined to include the acquisition by any individual, entity or group of 30 percent or more of our stock, consummation of a merger or consolidation that results in 50 percent or more of our stock being owned by persons who were not stockholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

The definitions of “cause” and “good reason” were modified under the terms of the amended and restated employment agreements and under the change of control agreement for Mr. Glenn, in order to minimize the likelihood of subjective determinations of whether such grounds exist, in the event of termination following change of control. The definition of “cause” was modified in the amended and restated agreements to be limited to the conviction of or a plea of guilty or no contest to a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the executive’s ability to perform substantially the executive’s duties for the Company. The definition of “good reason” was modified in the amended and restated agreements and generally is defined to include a change in title, position or responsibilities that does not represent a promotion, a decrease in base salary exceeding 5%, a decrease in annual bonus opportunity exceeding 20%, and a home office relocation of over 30 miles.

The following table shows the estimated change of control benefits that would have been payable to the Named Executive Officers if a change of control (as defined in the applicable agreement) had occurred on August 31, 2012 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock Acceleration(3) ($)	Annual Retirement Benefit(4)(5) ($)	Other(6) ($)	Total ($)	280G Capped Amount(7) ($)
William A. Furman	4,175,472	5,316	1,878,500	407,000	26,400	6,492,688	3,607,293
Mark J. Rittenbaum	1,422,019	21,524	577,986	104,137	26,400	2,152,066	1,758,173
Alejandro Centurion	1,472,766	31,280	470,348	128,802	26,400	2,129,596	1,811,887
Timothy A. Stuckey	1,054,500	30,416	359,559	54,589	26,400	1,525,464	1,593,545
William G. Glenn	1,157,105	22,280	417,359	N/A	N/A	1,596,744	997,069

(1)

Cash Severance Benefit. The employment agreement with Mr. Furman provides for a payment equal to three times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Furman. The employment agreements with Mr. Rittenbaum, Mr. Centurion and Mr. Stuckey and the change of control agreement with Mr. Glenn provide for a payment equal to two and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. All payments are to be made in a single lump sum within 30 days after the date of termination, unless a delay in payment is required in order to comply with the requirements of section 409A of the Internal Revenue Code.

(2)

Insurance Continuation. If cash severance benefits are triggered, the employment agreements with Messrs. Furman, Rittenbaum, Centurion and Stuckey also provide that we will pay the cost of all health and welfare benefits paid for by us at the time of termination for up to 24 months following the termination of employment. The employment agreement with Mr. Furman further provides for continuation of health insurance benefits for Mr. Furman and his spouse until he reaches age 75. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2012.

(3)

Restricted Stock Acceleration. In the event of a “change of control” of the Company (as defined in the executives’ respective employment agreements), all shares held by Messrs. Furman, Centurion, Rittenbaum and Stuckey will vest upon the Company’s termination of the executive other than for “cause” or the executive’s termination of his employment for “good reason” (as such terms are defined in the executives’ respective employment agreements) during the two-year period following the change of control, with performance-based shares vesting at the target performance level. Under Mr. Glenn’s change of control agreement, restricted stock awards will vest upon termination of Mr. Glenn’s employment by the Company other than for cause or disability or Mr. Glenn’s termination of his employment for “good reason” during the change of control period, as such terms are defined in the agreement.

The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $14.45 per share, which was the closing price of our Common Stock on August 31, 2012. The expense that the Company would record would differ from the amount above as under FASB ASC Topic 718 the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Retirement Income Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Supplemental Retirement Benefits. The Company provides supplemental retirement benefits under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that employment of a participant in the target benefit program is terminated within twenty-four months following a change in control of the Company by the Company without cause or by the executive for good reason, the Company is obligated to contribute to the program on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65. The amount shown in the table above is the amount that would be required to be contributed to the program on behalf of each named executive officer, assuming that the executive terminated employment as of August 31, 2012 following a change in control. Such amounts are based on the discounted present value of the average amount of contributions made on behalf of each executive during the most recent three year period.

(6)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Furman, Rittenbaum, Centurion and Stuckey with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. For each named executive, the amount above represents the cost of the post-termination automobile benefit for two years, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(7)

280G Capped Amount. Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive is capped at an amount that will prevent any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of the Named Executive Officers other than Mr. Glenn if the officer’s employment had been terminated on August 31, 2012, either by us without “cause” or by the officers with “good reason,” pursuant to the terms of such officer’s employment agreement with the Company. Mr. Glenn does not have an employment agreement with the Company.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock Acceleration(3) ($)	Annual Retirement Benefit(4)(5) ($)	Other(6) ($)	Total ($)
William A. Furman	2,783,648	5,316	1,878,500	407,000	39,600	5,114,064
Mark J. Rittenbaum	1,137,615	21,524	577,986	101,352	26,400	1,864,877
Alejandro Centurion	1,178,213	31,280	470,348	66,312	26,400	1,772,553
Timothy A. Stuckey	843,600	30,416	359,559	97,344	26,400	1,357,319
William G. Glenn	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Cash Severance Benefit. Employment agreements with each of Messrs. Furman, Rittenbaum, Centurion and Stuckey provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. Messrs. Furman, Rittenbaum, Centurion and Stuckey also are entitled to receive a pro-rated bonus for the year of termination, based on the greater of the average bonus amount or the executive’s target bonus amount, and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2012, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company.

(2)

Insurance Continuation. Employment agreements with Messrs. Furman, Centurion, Rittenbaum and Stuckey provide for continuation of life, accident and health insurance benefits paid by us for up to 24 months following the termination of employment by the Company without cause or by the executive for good reason, except to the extent similar benefits are provided by a subsequent employer. In addition, pursuant to his employment agreement, following Mr. Furman’s termination of employment for any reason, the Company will provide Mr. Furman and his spouse with insured health and medical benefits until Mr. Furman attains age 75. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2012.

(3)

Restricted Stock Acceleration. Under the terms of employment agreements with each Named Executive Officer other than Mr. Glenn, in the event of termination of the executive’s employment by the Company without cause, all unvested shares of restricted stock will immediately vest, with performance-based shares vesting at the target performance level. Information regarding unvested restricted stock held by the Named Executive Officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $14.45 per share, which was the closing price of our Common Stock on August 31, 2012. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Supplemental Retirement Benefit. The Company provides supplemental retirement benefits under the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that a participating executive terminates employment for any reason (other than following a change in control) prior to the attainment of age 65, the Company will make no further contributions to the program on behalf of the executive. The executive will receive a monthly retirement benefit based upon the amounts payable under individual annuity contracts purchased by the Company on the executive’s behalf prior to his termination of employment (including annuity contracts previously purchased under the now-terminated Target Benefit Plan). In addition, under the terms of their employment agreements Messrs. Rittenbaum, Stuckey and Centurion will continue to be treated as participants in the supplemental retirement plan for two years following termination of employment. The amount shown in the table above is the estimated annual benefit payable to the executive under the target benefit program, assuming that the executive’s employment was involuntarily terminated as of August 31, 2012 (benefit amounts do not vary under the target benefit plan based on whether termination of employment prior to retirement age was voluntary or involuntary, or with or without cause).

(6)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Centurion, Rittenbaum and Stuckey with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to each of Messrs. Centurion, Rittenbaum and Stuckey is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable to the Named Executive Officers if each officer’s employment terminated on August 31, 2012 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Annual Insurance Continuation(1) ($)	Restricted Stock Acceleration(2) ($)	Annual Retirement Benefit(3)(4) ($)	Total ($)
William A. Furman	5,316	1,099,312	407,000	1,511,628
Mark J. Rittenbaum	N/A	-0-	101,352	101,352
Alejandro Centurion	N/A	-0-	66,312	66,312
Timothy A. Stuckey	N/A	-0-	97,344	97,344
William G. Glenn	N/A	-0-	N/A	-0-

(1)

Insurance Continuation. The Company is required to provide continued health insurance at the Company’s expense for Mr. Furman until he attains age 75. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2012.

(2)

Restricted Stock Acceleration. Under the terms of the Company’s standard forms of Restricted Share Agreement for restricted shares with time-based vesting (“time-based shares”), all unvested time-based shares become fully vested upon termination due to death, disability or retirement. Under the current form of Restricted Share Agreement, retirement age is 65 for purposes of restricted stock vesting on retirement, except as otherwise determined at the discretion of the CEO. Only Mr. Furman is eligible to retire. Performance-based shares also become fully vested upon termination due to death or disability. With respect to grants made beginning in July 2011 and thereafter, in the event of retirement prior to the end of the measurement period, a pro rata portion of performance-based shares will vest based upon the time-adjusted achievement of performance goals as of the date of retirement. The amounts in the table above represent the number of unvested time-based shares, multiplied by a stock price of $14.45 per share, which was the closing price of our Common Stock on August 31, 2012, plus the value of the pro rata portion of performance-based shares that would have accelerated if the executive had retired on August 31, 2012, assuming that time-adjusted performance goals had been met as of that date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(3)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(4)

Target Benefit Program. Under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan, which replaced the now-terminated Target Benefit Plan, in the event that a participating executive terminates employment due to retirement at age 65, unless the executive has timely elected an alternative payment schedule or lump sum payment, the executive will receive monthly payments commencing at age 65 and continuing for 180 months. The amount shown in the table above is the estimated annual benefit payable to the executive under the target benefit program, assuming that the executive’s employment terminated on August 31, 2012. Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable to the Named Executive Officers if each officer’s employment terminated on August 31, 2012 by reason of death or disability.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock Acceleration(3) ($)	Annual Retirement Benefit(4)(5) ($)	Total ($)
William A. Furman	641,824	5,316	1,878,500	407,000	2,932,640
Mark J. Rittenbaum	N/A	N/A	577,986	101,352	679,338
Alejandro Centurion	N/A	N/A	470,348	66,312	536,660
Timothy A. Stuckey	N/A	N/A	359,559	97,344	456,903
William G. Glenn	N/A	N/A	417,359	N/A	417,359

(1)

Cash Benefit. Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the pro rated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2012, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Insurance Continuation. The Company is required to provide continued health insurance at the Company’s expense for Mr. Furman until such time that Mr. Furman reaches age 75. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2012.

(3)

Restricted Stock Acceleration. Under the terms of the Company’s standard forms of Restricted Share Agreement, all unvested shares of restricted stock become fully vested upon termination due to death or disability. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $14.45 per share, which was the closing price of our Common Stock on August 31, 2012. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant rather than as of the vesting date.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Target Benefit Program. Under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan, which replaced the now-terminated Target Benefit Plan, in the event that a participating executive terminates employment due to the executive’s death the executive’s beneficiary will receive monthly payments commencing on the date the executive would have attained age 65, and continuing for 180 months, unless the beneficiary elects to receive the amounts held under the annuity contracts purchased for the executive’s benefit in a single lump sum. In the event that a participating executive’s employment terminates due to the executive’s disability, unless the executive has timely elected an alternative payment schedule or lump sum payment, the executive will receive a monthly benefit commencing at age 65 and continuing for 180 months. The amount shown in the table above is the estimated annual benefit payable to the executive (or his beneficiary, in the case of death) under the target benefit program, assuming that the executive’s employment terminated as of August 31, 2012 due to the executive’s death or disability.

Compensation of Directors

The following table summarizes the compensation of the members of the Board of Directors who are not employees of the Company for the fiscal year ended August 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Benjamin R. Whiteley	121,750	60,013	—		—		181,763
Victor G. Atiyeh (Emeritus)	32,500	N/A	—		—		32,500
Graeme A. Jack	60,000	60,013	—		—		120,013
Duane C. McDougall	69,250	60,013	—		—		129,263
Victoria McManus	52,750	60,013	—		—		112,763
A. Daniel O’Neal, Jr.	44,250	60,013	—		103,525	(3)	207,788
Wilbur L. Ross, Jr.	43,250	60,013	—		—		103,263
Charles J. Swindells	55,000	60,013	—		—		115,013
Wendy L. Teramoto	44,250	60,013	—		—		104,263
C. Bruce Ward	45,250	60,013	59,823	(2)	109,200	(4)	274,286
Donald A. Washburn	64,250	60,013	—		—		124,263

(1)

Amounts shown in this column are calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Such amounts may not correspond to the actual value that will be realized by them if and when the restricted stock awards vest. Directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $60,000 (rounded to the nearest whole share) made immediately after the close of each annual shareholder meeting, with such shares vesting one year from the date of grant. The total number of shares of restricted stock granted to directors in fiscal 2012 for each of the eligible directors was 2,318 shares. The aggregate number of shares received as stock awards outstanding as of August 31, 2012 for each of the directors is: Mr. Whiteley, 28,720 shares; Mr. Jack, 25,409 shares; Mr. McDougall, 30,720 shares; Ms. McManus, 5,032 shares; Mr. O’Neal, 2,318 shares; Mr. Ross, 10,970 shares; Mr. Swindells, 21,623 shares; Ms. Teramoto, 10,970 shares; Mr. Ward, 26,722 shares; and Mr. Washburn, 28,720 shares.

(2)

Mr. Ward participated in the Gunderson LLC Nonqualified Deferred Compensation plan while he was an employee of Gunderson LLC, a manufacturing subsidiary of the Company. Amount represents Mr. Ward’s pro rata interest in the earnings in the plan. No additional contributions were made on Mr. Ward’s behalf during the current year.

(3)	Mr. O’Neal also received from the Company $91,200 in consulting fees during 2012 and an automobile allowance of $12,325.

(4)	Mr. Ward also received from the Company $96,000 in consulting fees during 2012 and an automobile allowance of $13,200.

Members of the Board of Directors who are our employees are not separately compensated for serving on the Board of Directors. During fiscal 2012 the Compensation Committee engaged Mercer to review and advise the Committee regarding compensation for non-employee directors of the Company. The Compensation Committee considered proposed changes to non-employee director compensation in view of market data supplied by Mercer, which indicated that the proposed changes would bring the Company’s non-employee director compensation up to a level that was at the median of the market. The Compensation Committee recommended adoption of the proposed changes to the Board of Directors, which approved the revised compensation structure.

Under the revised director compensation structure, per-meeting fees for attendance at Board and committee meetings were eliminated, and annual cash retainer fees were increased. The annual retainer fee for directors who are not our employees (other than the Chairman of the Board) was increased from $30,000 to $75,000. The annual retainer fee for the Chairman of the Board was increased from $90,000 to $150,000. The chairman of each committee of the Board receives an additional annual retainer fee for such service, which fees were also increased. The annual retainer for the Audit Committee chairman was increased from $10,000 to $15,000, and the annual retainer for each other committee chairman was increased from $5,000 to $10,000. All annual retainer fees are paid quarterly.

In addition, directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $60,000 (rounded up to the nearest whole share) made immediately after the close of each annual shareholder meeting with such shares vesting one year from the date of grant.

In order to better align the compensation received by our directors with the interest of the Company’s shareholders, the Compensation Committee desires to achieve approximately a 60/40% ratio of equity to cash director compensation, while providing total compensation that approximates the market median. Total director compensation (exclusive of additional fees paid to the Board and committee chairmen) is currently $135,000, weighted approximately 56% in cash ($75,000) and 44% in stock ($60,000). In order to accomplish the desired weighting in favor of equity compensation, the Committee recommended increasing the automatic stock award provided for under the terms of the Company’s 2010 Stock Incentive Plan from $60,000 to $80,000, which amendment is submitted for approval by the Company’s shareholders in this proxy. The Board has approved a corresponding decrease in the annual cash retainer component of director compensation, from $75,000 to $55,000, which will become effective if the proposed amendment to the 2010 Stock Incentive Plan is approved.

No restricted stock grant will be made to a non-employee director if such grant would cause that director to become an “Acquiring Person” (as defined in the Stockholder Rights Agreement between the Company and Equiserve Trust Company, N.A. dated as of July 13, 2004, as amended). In that case, the non-employee director would receive $80,000 in cash (assuming the proposed automatic stock award increase is approved) in lieu of the grant of restricted shares. In the event a non-employee director ceases to be a director due to death, disability or retirement, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the Plan. During fiscal 2012, each non-employee director that was in office as of the annual meeting date, received an award of restricted stock having a fair market value on the date of the award of $60,000 (rounded up to the nearest whole share).

Risks Arising From the Company’s Compensation Policies and Practices

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. In 2012, the Compensation Committee evaluated the current risk profile of the Company’s executive and broad-based compensation policies and practices. In its evaluation, the Compensation Committee reviewed the executive compensation structure, including the adoption in fiscal 2012 of a formulaic structure for its short-term incentive plan, pursuant to which bonuses may be earned if pre-established financial performance metrics and individual performance goals are achieved, and the adoption of new performance metrics based on profitability and growth for vesting of restricted stock awards made under the Company’s long-term incentive plan. The Compensation Committee noted numerous ways in which risk is effectively managed or mitigated, including the balance between short-term and long-term incentives and use of multiple performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

REPORT OF THE AUDIT COMMITTEE

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For the fiscal year 2012, the members of the Audit Committee of the Board of Directors were Duane C. McDougall (Chairman), Graeme A. Jack, Charles J. Swindells, Donald A. Washburn and Benjamin R. Whiteley, each of whom is an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2012, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with the Company’s management and independent auditors the audited financial statements of the Company as of August 31, 2012, and for the year then ended;

•

Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, regarding “Communication with Audit Committees” as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2012 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2012 for filing with the SEC.

October 30, 2012

Duane C. McDougall, Chairman

Graeme A. Jack

Charles J. Swindells

Donald A. Washburn

Benjamin R. Whiteley

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of November 13, 2012, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of(2) Class
William A. Furman	1,930,000		7.1%
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
Victor G. Atiyeh	21,108		(4)
Graeme A. Jack	25,409		(4)
Duane C. McDougall	30,720		(4)
Victoria McManus	87,065	(3)	(4)
A. Daniel O’Neal, Jr.	15,967		(4)
Wilbur L. Ross, Jr.	1,165,642	(5)	4.1%
Charles J. Swindells	21,623		(4)
Wendy L. Teramoto	10,970		(4)
C. Bruce Ward	51,722		(4)
Donald A. Washburn	38,720		(4)
Benjamin R. Whiteley	56,720		(4)
Alejandro A. Centurion	64,060		(4)
William G. Glenn	43,039		(4)
Mark J. Rittenbaum	134,900		(4)
Timothy A. Stuckey	45,729		(4)
All directors and executive officers as a group (22 persons)(6)	3,940,349	(6)	13.9%
WL Ross Group, L.P.	1,154,672	(7)	4.1%
1166 Avenue of the Americas
New York, New York 10036
FMR LLC	1,470,639	(8)	5.4%
82 Devonshire Street
Boston, MA 02109
Keeley Asset Management Corp	1,521,650	(9)	5.6%
401 South LaSalle Street
Chicago, IL 60605
Dimensional Fund Advisors LP	1,728,571	(10)	6.4%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

Carl C. Icahn and related entities	2,710,596	(11)	9.99%
C/O Icahn Associates Corp.
767 Fifth Ave., Suite 4700
New York, NY 10153 (the addresses of Mr. Icahn’s related entities are set forth in footnote 11 below).

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of November 13, 2012, which is 27,142,911 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following November 13, 2012.

(3)	Includes shares which the reporting person has the right to acquire beneficial ownership of within 60 days pursuant to a warrant agreement with the Company.

(4)	Less than one percent.

(5)

Mr. Ross is not standing for re-election as a director. Mr. Ross may be deemed to share dispositive power over the warrants of the Company held by WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”) and voting and dispositive power over any shares issuable upon exercise of the warrants. See footnote (7) below. Mr. Ross disclaims beneficial ownership over the warrants.

(6)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.

(7)

As reported on Schedule 13D/A dated November 14, 2011 and filed with the SEC on November 16, 2011. Reflects 1,154,672 shares of common stock of the Company which the reporting person has the right to acquire beneficial ownership of within 60 days pursuant to a warrant agreement with the Company. Warrants to purchase 1,150,053 shares of common stock (the “Fund IV Warrants”) are held directly by WLR Recovery Fund IV, L.P. (“Fund IV”). Wilbur L. Ross, Jr. (“Mr. Ross”) is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of Fund IV. Accordingly, WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share dispositive power over the Fund IV Warrants and voting and dispositive power over any shares issuable upon exercise of the Fund IV Warrants. Warrants to purchase 4,619 shares of common stock (the “Parallel Fund Warrants”) are held directly by WLR IV Parallel ESC, L.P. (“Parallel Fund”). Invesco Private Capital, Inc. is the managing member of Invesco WLR IV Associates LLC, which is in turn the general partner of Parallel Fund. Accordingly, Invesco WLR IV Associates LLC, Invesco Private Capital, Inc., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share dispositive power over the Parallel Fund Warrants and voting and dispositive power over any shares issuable upon exercise of the Parallel Fund Warrants.

(8)

As reported on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2012. Number reflects 1,470,639 shares of common stock of the Company over which the reporting person has the sole power to dispose or to direct the disposition, including 400 shares of which the reporting person has the sole power to vote or to direct the vote. Fidelity Management and Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC (“FMR”) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,470,639 shares of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The number of shares of Common Stock of the Company owned by the investment companies at January 31, 2012, included 280,969 shares of Common Stock resulting from the assumed conversion of $13,500,000 principal amount of GREENBR CV 2.375% 5/15/26 (20.8125 shares of Common Stock for each $1,000 principal amount of debenture). The number of shares of Common Stock of the Company owned by the investment companies at January 31, 2012 included 75,172 shares of Common Stock resulting from the assumed conversion of $2,860,000 principal amount of GREENBRIER CONV 3.5 4/1/18 (26.2838 shares of Common Stock for each $1,000 principal amount of debenture). Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds each has sole power to dispose of 1,470,639 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all

Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees.

(9)

As reported on Amendment No. 6 to a Schedule 13G dated December 31, 2011 and filed with the SEC on February 7, 2012, by Keeley Asset Management Corp. (“KAMC”). The shares reported are owned of record by KAMC, Keeley Small Cap Value Fund, Inc. and John L. Keeley, Jr. KAMC has beneficial ownership over 1,521,650 shares, and beneficial ownership is shared with Keeley Small Cap Value Fund with respect to 1,300,000 shares. John L. Keeley has beneficial ownership over 25,000 shares. KAMC has sole voting power and sole dispositive power with respect to all 1,521,650 shares reported.

(10)

As reported in Amendment 4 to Schedule 13G dated December 31, 2011 and filed with the SEC on February 13, 2012. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 1,678,334 shares reported and sole dispositive power with respect to all 1,728,571 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 4 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(11)

As reported on Schedule 13D dated November 2, 2012 and filed jointly with the SEC on November 13, 2012, by Carl C. Icahn and the following related entities: (a) ARI Longtrain Inc. (“Longtrain”); (b) American Railcar Industries, Inc. (“ARI”); (c) IEH ARI Holdings LLC (“IEH ARI Holdings”); (d) Icahn Enterprises Holdings LP (“Icahn Enterprises Holdings”); (e) Icahn Enterprises GP Inc. (“Icahn Enterprises GP”); and (f) Beckton Corp. (“Beckton”). The principal business address of each of IEH ARI Holdings, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Longtrain is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601; and the principal business address of ARI is 100 Clark Street, St. Charles, MO 63301ARI is the sole stockholder of Longtrain. IEH ARI Holdings directly owns approximately 54.2% of the common stock of ARI. Icahn Enterprises Holdings directly owns approximately 1.3% of the common stock of ARI. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Icahn Enterprises Holdings is the sole member of IEH ARI Holdings. Mr. Icahn is the sole stockholder of Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of the the related entities described above. In addition, Mr. Icahn is the indirect holder of approximately 93.2% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings. Longtrain has sole voting power and sole dispositive power with regard to 2,710,596 shares. Each of ARI, IEH ARI Holdings, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton, and Mr. Icahn have shared voting power and shared dispositive power with regard to such shares. Each of ARI, IEH ARI Holdings, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton, and Mr. Icahn, by virtue of their relationships to Longtrain, may be deemed to indirectly beneficially own the Shares which Longtrain directly beneficially owns. Each of ARI, IEH ARI Holdings, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton, and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal year 2012 were complied with, except that a Form 4 reporting a sale of common stock by Charles Swindells was filed late on January 18, 2012.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act, enacted in July 2010, requires that we provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.

Our compensation practices and programs are designed to reward performance and reinforce teamwork and cooperation in achieving business success, as described in detail under the heading “Compensation Discussion and Analysis.” They are also designed to attract, retain and motivate highly qualified executives and employees. During fiscal 2012, the Compensation Committee conducted a comprehensive review of the Company’s compensation policies and practices in light of the results of the Company’s first annual advisory shareholder vote on executive compensation and emerging trends in best pay practices. As part of such review the Compensation Committee evaluated and significantly restructured components of the Company’s compensation programs, as an integral component of the Company’s broader program that focuses on maximizing operational excellence throughout the Company’s business. The Compensation Committee adopted and approved several changes to the Company’s executive compensation agreements and programs in order to institute best practices (including eliminating all tax gross-up payments and modified single trigger change of control provisions), restructured the Company’s executive life insurance and supplemental executive retirement programs, and adopted executive officer stock ownership guidelines. The Company continued its more formulaic structure for our fiscal 2012 short-term incentive plan, pursuant to which bonuses may be earned if pre-established financial performance metrics and individual performance goals are achieved and continued use of performance metrics based on profitability and growth for vesting of restricted stock awards made under our long-term incentive plan. All of these changes have served to further strengthen the link between pay and performance in our compensation programs and practices, and to further align the interests of our named executive officers and our shareholders.

This Proposal 2 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.”

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 2.

The Board of Directors recommends a vote FOR the resolution set forth in Proposal 2 above, and unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR this resolution.

PROPOSAL NO. 3

APPROVAL OF AMENDMENTS TO

2010 AMENDED AND RESTATED STOCK INCENTIVE PLAN

The Board of Directors has adopted, subject to shareholder approval, a proposed amendment (the “Amendment”) to the Company’s 2010 Amended and Restated Stock Incentive Plan, as amended (the “Plan”), that (a) increases the total number of shares of the Company’s Common Stock available for issuance under the Plan since its inception by 1,500,000 shares, from 2,825,000 to 4,325,000 and (b) increases the dollar value of the annual automatic non-employee director restricted stock grants from $60,000 to $80,000. A copy of the Amendment is attached hereto as Appendix B.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by encouraging employees, directors and consultants to focus on critical, long-range objectives; attracting and retaining employees, directors and consultants with exceptional qualifications; and linking Plan participants directly to shareholder interests through increased share ownership.

As of August 31, 2012, only 259,650 common shares remain available for issuance under the Plan. The Board of Directors believes that the proposed Amendment to the Plan is necessary because the number of shares that remains available for issuance to new and existing employees and directors and consultants is not sufficient to promote the objectives of the Plan. The use of equity incentive awards such as those made available through the Plan has long been an important component of the Company’s compensation and incentive philosophy. This philosophy emphasizes the alignment of compensation and incentives with shareholder interests, and the utilization of long-term equity incentives to increase the proportion of individual compensation that is dependent upon Company performance as the level of individual employee responsibility increases. As further discussed below, we believe that the proposed Amendment to the Plan is necessary to enable the Company to continue to provide these incentives. Moreover, if the performance-based restricted stock awards granted in 2011 and 2012 vest at the stretch performance level, there will be an insufficient number of shares available under the Plan to satisfy the terms of the those awards.

The Amendment to the Plan would increase by 1,500,000 the maximum number of shares of the Company’s Common Stock that may be issued under the Plan, subject to proportionate adjustment in the event of a stock split or other change in the Common Stock or capital structure of the Company. Currently, a maximum of 2,825,000 shares of Common Stock has been authorized for issuance under the Plan. Of that number, 259,650 shares remained available under the Plan for the grant of future awards as of August 31, 2012. We use restricted stock grants, and may in the future use restricted stock units, as part of our compensation plan to retain and motivate executives over the long term, and align their interests with the interests of the Company’s shareholders. We also grant automatic restricted stock awards to Board members on an annual basis as part of our director compensation package. We believe that the remaining shares will be insufficient to continue operating the Plan through 2013. We believe, based on currently expected granting practices for the coming years, that the number of additional shares to be reserved for issuance under the Plan for which shareholder approval is being sought (along with shares currently available under the Plan) will be sufficient for approximately two to three years following shareholder approval.

The Board of Directors, with the assistance of Mercer, reviewed our program for equity compensation for non-employee directors, in light of our desire to attract and retain highly qualified board members and provide competitive compensation for the directors’ service. As a result of the review, the Board of Directors approved an amendment to the Plan to increase from $60,000 to $80,000 the dollar value of the annual automatic restricted stock grants to non-employee directors. Such increase will not result in an increase in total director compensation, as discussed below. We believe this increase is necessary in order to achieve an appropriate balance of equity to cash compensation that will enable us to recruit and retain high-caliber individuals, with the requisite skills and qualifications to serve as members of our Board of Directors, and maximize the alignment of interests between our directors and shareholders. The Board of Directors has approved a corresponding reduction of the annual cash retainer component of director compensation, from $75,000 to $55,000, which will become effective if the proposed Plan amendment increasing the equity component of director compensation is approved by the Company’s shareholders.

The following summary of the material provisions of the Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of the Plan. A complete copy of the Plan, all amendments thereto as of the date of this Proxy Statement, and the proposed Amendment is attached as Appendix A.

General

As noted above, the purpose of the Plan is to promote the long-term success of the Company and its affiliates and to create shareholder value. The Plan provides for the grant of options (incentive stock options and nonstatutory stock options), restricted shares, stock units and stock appreciation rights (“SARs”) (each, an “Award”).

Shares Available for Grant

The maximum aggregate number of common shares of the Company reserved and available for issuance pursuant to Awards under the Plan since its inception is currently 2,825,000, subject to adjustment under certain circumstances as specified in the Plan. The aggregate number of common shares with respect to which options or SARs may be granted to any individual participant during any calendar year cannot exceed 30,000.

If restricted shares or common shares issued upon the exercise of options are forfeited, then such common shares again become available for future Awards under the Plan. If a stock unit, option or SAR is forfeited or terminated before being exercised, then the corresponding common shares again become available for future Awards under the Plan. If stock units are settled, then only the number of common shares (if any) actually issued in settlement will reduce the number of common shares available for grant under the Plan, and the balance will again become available for Awards under the Plan. If SARs are exercised, then only the number of common shares (if any) actually issued in settlement of such SARs will reduce the number available for Awards under Plan, and the balance will again become available for Awards under the Plan. Notwithstanding the above, the aggregate number of common shares that may be issued under the Plan upon exercise of incentive stock options will not be increased when restricted shares or other common shares are forfeited. In addition, any dividend equivalents paid or credited under the Plan will not be applied against the number of restricted shares, stock units, options or SARs available for Awards, whether or not such dividend equivalents are converted into stock units; provided, however, that subject to Article 11 of the Plan (which provides for automatic adjustment of outstanding awards in the event of stock splits and similar corporate events), dividend equivalents that have been converted into stock units may not be paid in the form of Common Shares to the extent such payment would exceed the limitations set forth in Section 3.1 of the Plan.

Administration

The Plan is administered by the Compensation Committee of the Company’s Board (the “Committee”), which consists of two or more directors appointed by the Board. Unless otherwise determined by the Board, at all times that the Company is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), the composition of the Committee will satisfy the requirements under Rule 16b-3 of the Exchange Act, 162(m) of the Internal Revenue Code (the “Code”) and NYSE Rule 303A.02.

Subject to the provisions of the Plan, the Committee has the authority to determine: (a) which employees, directors and consultants will receive Awards, (b) the time or times when Awards will be granted, (c) the types of Awards to be granted, and (d) the number of common shares that may be issued under each Award. The Committee also has such additional powers as have been delegated to it by the Plan. Subject to the express provisions of the Plan, the Committee has the authority to construe the Plan and the respective agreements executed thereunder, to prescribe rules and regulations relating to the Plan, to determine the terms, restrictions and provisions of each Award, and to make all other determinations necessary or advisable for administering the Plan. The determinations made by the Committee will be conclusive.

Eligibility

Employees, directors and consultants of the Company or its affiliates are generally eligible for Awards, but only employees may be granted incentive stock options and only non-employee directors may be granted automatic awards of restricted shares as set forth in the Plan. In addition, an employee who owns more than 10%

of the total combined voting power of all classes of outstanding stock of the Company or any of its parents or subsidiaries may not be granted an incentive stock option unless the requirements of Section 422(c)(5) of the Code are satisfied.

Options

Each stock option agreement will contain terms and conditions of the option grant that are not inconsistent with the Plan, including, but not limited to, when the option becomes exercisable, the exercise price of the options (which may not be less than fair market value of a common share on the grant date) and the term of the option (not to exceed 10 years from date of grant). Among other things, the stock option agreement may also provide for accelerated exercisability and vesting in the event of the optionee’s death, disability, retirement or other event or for the expiration of an option prior to the end of its term if the optionee terminates service with the Company or its affiliates.

Unless the stock option agreement provides otherwise, in the event of an optionee’s termination of service as an employee, director or consultant (a) for any reason other than retirement, disability or death, the options (to the extent optionee was entitled to exercise the option at the date of such termination) remain exercisable until the option expiration date or three months after such termination of service, whichever is shorter, (b) for any reason other than disability or death but where the optionee is age 62 or older on such termination date, the options (to the extent optionee was entitled to exercise the option at date of such termination) remain exercisable until the option expiration date, (c) due to disability, the options (to the extent the optionee was entitled to exercise the option at date of such termination) remain exercisable until the option expiration date or one year after such termination of service, whichever is shorter, or (d) by reason of death, the options become fully vested and may be exercised any time prior to option expiration date. The exercise price of an option may be paid, to the extent permitted by applicable laws, in cash or cash equivalents, by surrendering or attesting to ownership of common shares owned by the optionee for at least six months, by cashless exercise, via loan proceeds obtained from pledging common shares being purchased under the Plan, by a full-recourse promissory note, or in any other form that is consistent with applicable laws. In the case of incentive stock options, payment may be made only as set forth in the stock option agreement.

Automatic Restricted Share Grants to Eligible Directors

Immediately after the close of each annual shareholder meeting, each non-employee director, including those that are elected at such meeting, receives an automatic restricted share award for such number of common shares as has an aggregate fair market value as of the award date of $60,000. Upon approval of the Amendment to the Plan, the aggregate dollar value of such automatic restricted share awards will increase from $60,000 to $80,000. No automatic restricted share grant, however, will be made to a non-employee director if such grant would cause that individual to become an “acquiring person” as defined in the Stockholder Rights Agreement dated July 13, 2004.

Automatic director awards vest in full on the first anniversary of the date of grant. In the event a non-employee director ceases to be a director due to death or disability (as defined in the Plan), or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under this Plan.

Stock Appreciation Rights

Each SAR agreement will contain terms and conditions of the SAR that are not inconsistent with the Plan including, but not limited to, the number of common shares underlying the SAR, the exercise price (which may vary in accordance with a predetermined formula), when the SAR becomes exercisable and the term of the SAR. Among other things, the SAR may also provide for accelerated exercisability and vesting in the event of the SAR holder’s death, disability, retirement or other event or for the expiration of the SAR prior to the end of its term if the SAR holder terminates service with the Company or its affiliates. SARs may be awarded in combination with options, and such an Award may provide that the SARs will not be exercisable unless the related options are forfeited. A SAR may be included in an incentive stock option only at the time of grant. Upon the exercise of an SAR, the SAR holder may receive cash, common shares or a combination thereof, as the Committee determines.

Restricted Shares

Each restricted share agreement will contain terms and conditions of the restricted share award that are not inconsistent with the Plan including, but not limited to, the number of common shares underlying the restricted share award, the consideration to be paid (if any) and the vesting terms. Unless the restricted share agreement provides otherwise, restricted shares will have a one year vesting period.

The restricted share agreement may also provide for accelerated vesting in the event of death, disability, retirement or other events. Restricted share holders have the same voting, dividend and other rights as the Company’s shareholders. The restricted share agreement, however, may require that cash dividends received by restricted share holders be invested in additional restricted shares, with such additional restricted shares being subject to the same conditions and restrictions as the restricted shares with respect to which the dividends were paid.

Stock Units

Each stock unit agreement will contain terms and conditions of the stock units that are not inconsistent with the Plan including, but not limited to, the number of common shares underlying the stock unit and the vesting terms (if any). Unless the stock unit agreement provides otherwise, stock units that are subject to vesting will have a one year vesting period. The stock unit agreement may also provide for accelerated vesting in the event of death, disability, retirement or other event. The stock unit holder has no voting rights with respect to his or her stock units, and has no rights other than those of a general creditor of the Company. Stock units may be settled in cash, common shares or a combination thereof, as the Committee determines. Vested stock units may be settled in a lump sum or installments, and distribution may occur or commence when all vesting conditions have been satisfied or may be deferred until a later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

Adjustments

In the event of a subdivision of the outstanding common shares, a declaration of a dividend payable in common shares or in the event of a combination or consolidation of the outstanding common shares (by reclassification or otherwise) into a lesser number of common shares, corresponding automatic adjustments will be made to (a) the number of options, SARs, restricted shares and stock units available for future Awards, (b) the number of common shares covered by each outstanding option and SAR, (c) the exercise price under each outstanding option and SAR, and (d) the number of stock units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than common shares in an amount that has a material effect on the price of common shares, a recapitalization, a spin-off, merger, consolidation or a similar occurrence, the Committee will make such adjustments as it, in its sole discretion, deems appropriate, including, but not limited to, the cancellation of outstanding Awards after giving Participants notice and an opportunity to exercise their Awards, if applicable.

Dissolution or Liquidation

To the extent not previously exercised or settled, options, SARs and stock units will terminate immediately prior to the dissolution or liquidation of the Company.

Effect of Change in Control

The Committee may determine, at the time of granting of a SAR, restricted share or stock unit or thereafter, that such Awards will become fully vested or exercisable in the event of a change in control (as defined in the Plan) or in the event that the participant is subject to an involuntary termination after a change in control.

In the event of a change in control, each outstanding option will become immediately and fully exercisable, unless the Committee determines otherwise prior to the occurrence of the change in control. Any optionee may decline such acceleration if the acceleration would result in adverse tax effects to the optionee.

In the event of: (a) a merger, exchange or consolidation in which the Company is not the resulting or surviving corporation (or in which the Company is the resulting or surviving corporation but becomes a subsidiary of another corporation), (b) a transfer of all or substantially all the assets of the Company, or (c) the dissolution or liquidation of the Company, the Committee will notify optionees in writing of the transaction at least 30 days prior to the effective date of the transaction. The Committee will, in its sole discretion, and to the extent possible under the structure of the transaction, select one of the following alternatives for treating outstanding options: (a) convert outstanding options to fully vested options to purchase stock of the surviving or acquiring corporation, or (b) provide for a 30-day period prior to the consummation of the transaction in which optionees may exercise outstanding options without any limitation on exercisability and provide that, upon consummation of such transaction, all unexercised options immediately terminate.

Awards under Other Plans

The Company may grant awards under other plans or programs. Such awards may be settled in the form of common shares issued under this Plan. Such common shares will be treated for all purposes under the Plan like common shares issued in settlement of stock units and will, when issued, reduce the number of common shares available for Awards under the Plan.

Limitation on Change in Control Payments

The payments or transfers of benefits under the Plan (the “Payments”) may be reduced as described below, under certain circumstances relating to the occurrence of a change in control. Specifically, if either (a) the independent auditors determine that the participant would be better off on an after tax basis if the participant’s Payments were reduced, or (b) regardless of the after-tax value of a participant’s Award, the Committee, at the time of grant or any time thereafter determines that the following reduction will be imposed, then the aggregate present value of a participant’s Payments will be reduced so that no Payments would be nondeductible by the Company for federal income tax purposes by reason of the tax provisions governing “excess parachute payments” in Section 280G of the Code.

Term, Amendment and Termination

The original effective date of the Plan was November 9, 2004. The Plan was amended and restated on November 10, 2010, which amendment and restatement was approved by the Company’s shareholders on January 7, 2011. The Plan remains in effect until terminated by the Board, except that no incentive stock options can be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan, or (b) the date when the Board adopted the most recent increase in the number of common shares available for Awards that was approved by the Company’s shareholders.

The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan will be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s stock. The termination or amendment of the Plan will not affect any Award previously granted under the Plan.

The Committee may amend the terms of any Award previously granted (and the related Award agreement), prospectively or retroactively, but generally, no such amendment may impair the rights of any participant without his or her consent and no such amendment may effect a repricing of any Award without approval of the Company’s shareholders.

New Plan Benefits Table

The table below sets forth the Awards that will be received by the non-employee eligible directors under the Plan as amended. Benefits that may be received by executive officers and other employees are not determinable and will depend on both the Compensation Committee’s actions and the fair market value of the Company’s Common Stock at various future dates.

Name and Position	Number of Shares		Dollar Value
Each Eligible Director(2)		(1)	$80,000

(1)

The number of shares issuable is not determinable as it is based on the fair market value of the shares as of the date of grant. However, no automatic grant shall be made to an eligible director if such grant would cause that eligible director to become an “Acquiring Person” (as defined in the Stockholder Rights Agreement between the Greenbrier Companies, Inc. and Equiserve Trust Company, N.A. dated as of July 13, 2004, as amended).

(2)

The non-employee members of the Board of Directors of the Company eligible to receive automatic annual awards of restricted stock are Directors Jack, McDougall, McManus, O’Neal, Swindells, Teramoto, Ward, Washburn and Whiteley.

Federal Income Tax Information

The following is a brief summary of the federal income tax consequences of restricted stock grants and restricted stock unit awards under the Plan based on federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal income tax consequences to the Plan participant or the Company may result depending upon other considerations not described below.

A recipient of a restricted stock award will recognize taxable income on the later of the date of grant or the date the stock is no longer subject to a substantial risk of forfeiture (i.e., the date of vesting), based on the fair market value of the shares as of date income is recognized. A recipient of unvested stock may file an election pursuant to Section 83 of the Internal Revenue Code to accelerate recognition of taxable income to the date of grant of the award, provided such election is timely filed, within 30 days of the date of receipt of the stock.

A recipient of an award of stock units will recognize taxable income on the date the stock units vest and the underlying shares are issued, based on the fair market value of the underlying shares as of the date of vesting.

Vote Required For Approval

The Amendment to the Plan will not become effective until it has been approved by the shareholders of the Company. The proposal is being submitted to shareholders for this purpose. The favorable vote of a majority of the outstanding shares of Common Stock present or represented either in person or by proxy entitled to vote, and actually voted at the Annual Meeting will be required for approval, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. Abstentions are considered votes cast and have the same effect as “no” votes in determining whether the proposal is adopted. Broker non-votes are not counted as voted on the proposal and therefore will not be counted in determining whether the proposal receives the necessary majority vote for approval. The enclosed proxy will be voted for or against approval of the Amendment to the Plan, or as an abstention, in accordance with the instructions specified in the proxy form. If no instructions are given on a properly executed and returned proxy, the proxy will be voted for approval of the Amendment to the Plan.

The Board of Directors recommends a vote FOR approval of the proposed amendments to the 2010 Amended and Restated Stock Incentive Plan.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF AUDITORS

For the years ended August 31, 2011 and 2012, KPMG LLP (“KPMG”) performed professional services for the Company.

On January 24, 2011, we dismissed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accountants for the Company. Effective January 24, 2011, the Audit Committee engaged KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending August 31, 2011. The decision to change accountants was approved by the Audit Committee. In deciding to engage KPMG, the Audit Committee reviewed auditor independence and existing commercial relationships with KPMG, and concluded that KPMG has no commercial relationship with the Company that would impair its independence.

Deloitte & Touche did not submit reports on our consolidated financial statements for the fiscal years ended August 31, 2012 or August 31, 2011. During the interim period beginning on September 1, 2010 and ending on January 24, 2011, we had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report. During the interim period beginning on September 1, 2010 and ending on January 24, 2011, Deloitte & Touche did not advise us of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K.

During the interim period beginning on September 1, 2010 and ending on January 24, 2011, we had no consultations with KPMG concerning: (a) the application of accounting principles to a specific transaction or the type of opinion that might be rendered on our financial statements as to which we received oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described by Item 304(a)(1)(v) of Regulation S-K.

The Company provided each of Deloitte & Touche and KPMG a copy of the foregoing disclosure and the opportunity to present for inclusion in this Proxy Statement a statement setting forth any disagreements with the foregoing disclosure or any views that the statements therein are inaccurate or incomplete, and no such statements have been presented.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for the year ending August 31, 2013. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2013.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2013.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit related services, tax services and other services provided by KPMG in fiscal 2012 and 2011.

Audit and audit-related fees paid to KPMG for the years ended August 31, 2012 and 2011 aggregated $1,809,415 and $1,645,800, and were composed of the following:

	FY2012	FY2011
Audit Fees	$1,701,415	$1,558,300
Audit Related Fees	108,000	87,500

Total Audit and Audit Related Fees	$1,809,415	$1,645,800

Tax Fees	479,000	70,000

Total Audit, Audit Related and Tax Fees	$2,288,415	$1,715,800

Audit Fees.    This category consists of fees billed for the audit of the Company’s annual financial statements for the fiscal years ended August 31, 2012 and 2011 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit Related Fees.    This category consists of fees billed for the benefit plan audit and SSAE 16 audits for the years ended August 31, 2012 and 2011.

Tax Fees.    This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix B. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2013 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must have been received not later than July 25, 2012 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2014 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on July 26, 2013. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; (d) any material interest of the shareholder in such business and a description of all arrangements and understandings between such shareholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the shareholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For a candidate to be nominated as a director by a shareholder for the 2014 Annual Meeting, notice of such prospective candidate nomination must be received by the Secretary of the Company in writing on or before the close of business on July 26, 2013. To be in proper written form, a shareholder’s notice to the Secretary for an annual meeting of shareholders must (i) set forth as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee or in which such nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of such shareholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder or in which such shareholder has an economic interest through derivative instruments, (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such shareholder, (D) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in the notice and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a signed written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2014 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must be received not later than July 26, 2013 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

A copy of the Company’s 2012 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at http://www.gbrx.com.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett
Secretary

November 16, 2012

APPENDIX A

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and nonaudit services.

Policy Statement

All services provided by the Audit Firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and nonaudit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•

Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•

Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee a “Designated Member”), who is independent as defined under the standards of the NYSE, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the nonaudit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3. Actuarial Services. The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4. Management Functions or Human Resources. Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5. Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.

6. Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7. Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8. Financial Information Systems Design and Implementation. The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9. Other Services. The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Adopted by the Audit Committee on April 8, 2003.

Amended on July 10, 2007.

Amended on April 5, 2011.

APPENDIX B

The following Amendment No. 1 was adopted by the Board of Directors in conjunction with a reduction in the annual cash retainer component of director compensation from $75,000 to $55,000, which was approved by the Board of Directors on October 30, 2012.

THE GREENBRIER COMPANIES, INC.

Amendment No. 1

to

2010 Amended and Restated Stock Incentive Plan

Pursuant to Section 15.2 of the 2010 Amended and Restated Stock Incentive Plan (the “Plan”) of The Greenbrier Companies, Inc. (the “Company”), the Board of Directors of the Company has amended the Plan as follows:

1.	Increase in Shares Reserved. Section 3.1 of the Plan is amended to increase the maximum aggregate number of Common Shares reserved for issuance under the Plan from 2,825,000 to 4,325,000.

2.	Director Restricted Shares. Section 6.1 of the Plan is amended to increase the amount of the annual automatic award of restricted stock to non-employee directors from $60,000 in value of stock to $80,000 per year, effective as of January 2013.

3.	Effective Date. Except as otherwise provided herein, this Amendment No. 1 shall be effective as of the date of approval by the Board of Directors. Except as hereby amended, the Plan shall remain in full force and effect.

Approved by the Board of Directors October 30, 2012.

B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - Duane C. McDougall	☐	☐	02 - A. Daniel O’Neal, Jr.			☐	☐	03 - Donald A. Washburn	☐	☐

				For	Against	Abstain					For	Against	Abstain
2.	Advisory vote on the compensation of the Company’s named executive officers.			☐	☐	☐	3.	Approval of proposed amendments to the 2010 Amended and Restated Stock Incentive Plan.			☐	☐	☐
4.	Ratify the appointment of KPMG LLP as the Company’s independent auditors for 2013.			☐	☐	☐

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 P.M. on Wednesday, January 9, 2013.

Whether or not you plan to attend the meeting, please sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented.

Sherrill A. Corbett Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 9, 2013: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — The Greenbrier Companies, Inc.

Solicited on Behalf of the Board of Directors of the Company

The undersigned hereby appoints William A. Furman, Charles J. Swindells and C. Bruce Ward as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on Wednesday, January 9, 2013 beginning at 2:00 P.M. Portland, Oregon time and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE RESOLUTION SET FORTH IN PROPOSAL 2 ABOVE, FOR APPROVAL OF THE AMENDMENTS TO THE 2010 AMENDED AND RESTATED STOCK INCENTIVE PLAN, AND FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 2013. THE PROXY HOLDERS WILL HAVE DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.